Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OPTION CARE HEALTH, INC.,

UINTAH MERGER SUB, INC.

and

AMEDISYS, INC.

dated as of May 3, 2023

TABLE OF CONTENTS

i

Exhibit

Exhibit A - Form of OPCH Charter Amendment

Exhibit B - Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C - Form of Bylaws of the Surviving Corporation

Exhibit D - Merger Sub Written Consent

INDEX OF DEFINED TERMS

Term	Section
2018 Plan	9.3(a)
Action	4.1(k)
Adjusted OPCH Option	3.1(b)(iii)
affiliate	9.3(b)
Agreement	Preamble
Amedisys	Preamble
Amedisys Alternative Transaction	5.2(a)
Amedisys Balance Sheet	4.1(e)(iii)
Amedisys Benefit Plan	9.3(d)
Amedisys Book-Entry Share	3.2(b)
Amedisys Certificate	3.2(b)
Amedisys Common Stock	4.1(c)(i)
Amedisys Designees	2.1
Amedisys Disclosure Letter	4.1
Amedisys Equity Awards	3.1(b)(iv)
Amedisys Equity Awards Capitalization Table	4.1(c)(iii)
Amedisys ESPP	9.3(e)
Amedisys Filed SEC Documents	4.1
Amedisys Financial Advisor	4.1(u)
Amedisys Foreign Plan	4.1(l)(viii)
Amedisys Healthcare Professional	4.1(h)(v)
Amedisys Intervening Event	5.2(d)
Amedisys Material Contracts	4.1(q)(xiv)
Amedisys Material Leased Real Property	4.1(s)(ii)
Amedisys Material Real Property Lease	4.1(s)(ii)
Amedisys Option	3.1(b)(iii)
Amedisys Owned IP	4.1(o)
Amedisys Permits	4.1(g)
Amedisys Preferred Stock	4.1(c)(i)
Amedisys Provider JVs	9.3(f)
Amedisys PSU Award	3.1(b)(ii)
Amedisys Recommendation Change	5.2(b)
Amedisys Registered IP	4.1(o)
Amedisys RSU Award	3.1(b)(i)
Amedisys SEC Documents	4.1(e)(i)
Amedisys Stock Plans	9.3(g)
Amedisys Stockholder Approval	4.1(t)
Amedisys Stockholders Meeting	6.1(b)
Amedisys Superior Proposal	5.2(a)
Amedisys Termination Fee	8.2(b)
Amedisys Third Party	5.2(a)
Anti-Corruption Laws	9.3(c)

Term	Section
Antitrust Laws	4.1(b)(iii)
Applicable Laws	4.1(g)
Bonus	6.10(f)
Bonus Plans	6.10(f)(i)
business day	9.3(h)
Certificate of Merger	1.3
Change	9.3(dd)
Charter Amendment Effective Time	2.3(a)
Closing	1.2
Closing Date	1.2
Closing Fiscal Year	6.10(f)(i)
COBRA	4.1(l)(ii)
Code	9.3(i)
Common Stock Increase	9.3(j)
Confidentiality Agreement	9.3(k)
Continuation Period	6.10(a)
Continuing Employee	6.10(a)
control	9.3(b)
COVID-19	9.3(l)
COVID-19 Measures	9.3(m)
D&O Indemnified Parties	6.4(b)
D&O Insurance	6.4(c)
Debt Financing Source	9.14
DGCL	1.1
Double-Trigger Protection	9.3(n)
Effective Time	1.3
Enforceability Exceptions	4.1(b)(i)
Environmental Laws	9.3(o)
Environmental Permits	4.1(r)
Equity Securities	9.3(p)
ERISA	9.3(q)
ERISA Affiliate	9.3(r)
Excess Shares	3.2(g)
Exchange Act	4.1(b)(iii)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(a)(i)
Existing Indemnified Parties	6.4(a)
Ex-Im Laws	9.3(s)
Financing Transaction	6.15(a)
Form S-4	4.1(b)(iii)
GAAP	4.1(e)(ii)
Governmental Entity	4.1(b)(iii)
Governmental Health Program	9.3(t)
Harmful Code	9.3(u)

Term	Section
Hazardous Materials	9.3(v)
Healthcare Laws	9.3(w)
Healthcare Permits	9.3(x)
HIPAA	9.3(y)
HSR Act	4.1(b)(iii)
Intellectual Property	9.3(z)
Intended Tax Treatment	1.5
IRS	4.1(l)(i)
IT Assets	9.3(aa)
Joint Proxy Statement/Prospectus	4.1(b)(iii)
knowledge	9.3(bb)
Labor Agreement	9.3(cc)
Liens	4.1(b)(ii)
Material Adverse Effect	9.3(dd)
Maximum Premium	6.4(c)
Measurement Date	4.1(c)(i)
Merger	1.1
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Merger Sub Stockholder Approval	4.2(v)
Merger Sub Written Consent	4.2(v)
Multiemployer Plan	9.3(ee)
NASDAQ	3.2(g)
OPCH	Preamble
OPCH Alternative Transaction	5.3(a)
OPCH Balance Sheet	4.2(e)(iii)
OPCH Benefit Plan	9.3(gg)
OPCH Charter Amendment	2.3(a)
OPCH Common Stock	4.2(c)(i)
OPCH Disclosure Letter	4.2
OPCH Equity Awards	9.3(hh)
OPCH Filed SEC Documents	4.2
OPCH Financial Advisor	4.2(t)
OPCH Foreign Plan	4.2(l)(vi)
OPCH Healthcare Professional	4.2(h)(v)
OPCH Intervening Event	5.3(d)
OPCH Material Contracts	4.2(q)(vii)
OPCH Option	9.3(ii)
OPCH Owned IP	4.2(o)
OPCH Permits	4.2(g)
OPCH Preferred Stock	4.2(c)(i)
OPCH PSU Award	9.3(jj)
OPCH Recommendation Change	5.3(b)
OPCH Registered IP	4.2(o)
OPCH RSU Award	9.3(kk)

v

Term	Section
OPCH SEC Documents	4.2(e)(i)
OPCH Share Issuance	4.1(b)(iii)
OPCH Stockholder Approvals	4.2(s)
OPCH Stockholders Meeting	6.1(c)
OPCH Superior Proposal	5.3(a)
OPCH Termination Fee	8.2(c)
OPCH Third Party	5.3(a)
Open Source Software	9.3(ff)
Order	9.3(ll)
Outside Counsel Only Material,	6.3(b)
Outside Date	8.1(b)(i)
Owned Amedisys Software	4.1(o)
Owned OPCH Software	4.2(o)
Payor	9.3(mm)
PCI DSS	9.3(nn)
Permits	4.1(g)
Permitted Liens	9.3(oo)
person	9.3(pp)
Personal Data	9.3(qq)
Privacy and Security Requirements	9.3(rr)
Privacy Contracts	9.3(ss)
Privacy Laws	9.3(tt)
Privacy Policies	9.3(uu)
Process	9.3(vv)
Processing	9.3(vv)
PTO Policy	6.10(e)
Qualifying Event	9.3(xx)
Referral Recipient	4.1(h)(ix)
Referral Source	4.1(h)(ix)
Release	9.3(ww)
Replacement Plans	6.10(d)
Representatives	9.3(yy)
Sanctioned Person	9.3(zz)
Sanctions	9.3(aaa)
Sarbanes-Oxley Act	4.1(e)(i)
SEC	3.1(b)(v)
Securities Act	4.1(e)(i)
Security Breach	9.3(bbb)
Stimulus Funds	9.3(ddd)
subsidiary	9.3(ccc)
Surviving Corporation	1.1
Tail Policy	6.4(c)
Tax Opinion Requirement	6.14(c)
Tax Return	9.3(eee)
Taxes	9.3(fff)

vi

Term	Section
Taxing Authority	9.3(ggg)
Termination Fee Amount	8.2(b)(iii)
Transaction Litigation	6.12
WARN Act	4.1(m)(ii)
Willful Breach	9.3(hhh)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2023 (this “Agreement”), by and among Option Care Health, Inc., a Delaware corporation (“OPCH”), Uintah Merger Sub, Inc., a wholly owned subsidiary of OPCH and a Delaware corporation (“Merger Sub”), and Amedisys, Inc., a Delaware corporation (“Amedisys”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of OPCH and Amedisys have deemed it advisable and in the best interests of their respective corporations and stockholders that OPCH and Amedisys engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of OPCH has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment are fair to, and in the best interests of, OPCH and the stockholders of OPCH, (c) resolved to recommend the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment to the stockholders of OPCH, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the OPCH Share Issuance and the OPCH Charter Amendment be submitted to the stockholders of OPCH for approval or adoption, respectively, at the OPCH Stockholders Meeting;

WHEREAS, the Board of Directors of Amedisys has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys, (c) resolved to recommend the adoption of this Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Stockholders Meeting;

WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify for the Intended Tax Treatment;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger and has resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, OPCH as the sole stockholder of Merger Sub will approve the adoption of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I
THE MERGER

Section 1.1.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Amedisys (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Amedisys shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned subsidiary of OPCH, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2.        Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, 10022, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3.        Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Certificate of Merger, but in any event after the Charter Amendment Effective Time (the “Effective Time”).

Section 1.4.        Effects of the Transaction. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.5.        Intended Tax Treatment. Each of the parties hereto intends for U.S. federal income tax purposes that (a) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (c) OPCH and Amedisys will each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

Article II
DIRECTORS AND OFFICERS; ORGANIZATIONAL DOCUMENTS

Section 2.1.        Board of Directors of OPCH. OPCH shall take such actions as are necessary to cause, effective as of immediately after the Effective Time, the Board of Directors of OPCH to consist of a total of ten (10) directors of whom three (3) directors shall be Amedisys Designees (in each case until each such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Certificate of Incorporation of OPCH, the Bylaws of OPCH and the DGCL). For the purpose of this Agreement, “Amedisys Designees” means: two (2) individuals who are serving as directors on the Board of Directors of Amedisys as of the date of this Agreement and listed on Section 2.1 of the OPCH Disclosure Letter and one (1) individual who is serving as a director on the Board of Directors of Amedisys as of the date of this Agreement as designated by Amedisys to OPCH in writing at least 5 business days prior to the mailing of the Joint Proxy Statement/Prospectus and approved by OPCH (such approval not to be unreasonably withheld, conditioned or delayed); provided, that at least two of the Amedisys Designees shall qualify both (a) as an “independent director” under the listing rules of the NASDAQ and the applicable rules of the SEC and (b) as independent in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co.

Section 2.2.        Amedisys Director Resignations. Amedisys shall obtain and deliver to OPCH at or prior to the Effective Time the resignation of each director of Amedisys in their capacity as a director of Amedisys, effective as of the Closing; provided, that such resignation shall not be deemed to be a waiver of any “good reason” rights.

Section 2.3.        Organizational Documents; Merger Sub Arrangements.

(a)         On the Closing Date and immediately prior to the Effective Time (the “Charter Amendment Effective Time”), the Certificate of Incorporation of OPCH shall be amended in the form attached hereto as Exhibit A (the “OPCH Charter Amendment”), which amendment will effect the Common Stock Increase.

(b)         Subject, in all cases to Section 6.4, at the Effective Time, (i) the Certificate of Incorporation of Amedisys shall be amended and restated in the form attached hereto as Exhibit B and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the DGCL and such certificate of incorporation and (ii) the Bylaws of Amedisys shall be amended and restated in the form attached hereto as Exhibit C and shall be the Bylaws the Surviving Corporation until duly amended in accordance with the DGCL and such bylaws.

(c)         The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the charter and bylaws of the Surviving Corporation and the DGCL.

(d)         The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF AMEDISYS; EXCHANGE OF CERTIFICATES

Section 3.1.            Effect of the Merger.

(a)         Conversion of Amedisys Common Stock and Merger Sub Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of OPCH, Amedisys, Merger Sub, or the holders of any securities of OPCH, Amedisys or Merger Sub:

(i)         Subject to the other provisions of this Article III, each issued and outstanding share of Amedisys Common Stock (other than any shares of Amedisys Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 3.0213 (the “Exchange Ratio”) fully paid and nonassessable shares of OPCH Common Stock (and, if applicable, cash in lieu of fractional shares of Amedisys Common Stock payable in accordance with Section 3.2(g)) (the “Merger Consideration”). As of the Effective Time, all such shares of Amedisys Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of an Amedisys Certificate or Amedisys Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)        Each share of Amedisys Common Stock (A) held in the treasury of Amedisys, or (B) owned by OPCH or Merger Sub or any of their respective Subsidiaries, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)       Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b)        Treatment of Amedisys Equity Awards.

(i)         Each award of time-based vesting restricted stock units relating to Amedisys Common Stock (each, an “Amedisys RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be converted into an award of OPCH restricted stock units with the same terms and conditions (including the Double-Trigger Protection) that applied to such Amedisys RSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(ii)         Each award of performance-based vesting restricted stock units relating to Amedisys Common Stock (each, an “Amedisys PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be converted into an award of OPCH restricted stock units with the same terms and conditions (including the Double-Trigger Protection) that applied to such Amedisys PSU Award immediately prior to the Effective Time (other than performance-based vesting conditions, which shall not apply following the Effective Time, or any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time and (2) the Exchange Ratio. The number of shares outstanding in respect of any Amedisys PSU Award that remains subject to performance-based vesting conditions as of the Closing Date (i.e., any Amedisys PSU Award for which the level of performance vesting has not yet been determined) shall be determined by assuming, in respect of such Amedisys PSU Award, achievement at target performance.

(iii)         Each option to purchase Amedisys Common Stock (each, an “Amedisys Option”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase OPCH Common Stock with the same terms and conditions (including the Double-Trigger Protections) that applied to such Amedisys Option immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded down to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys Option immediately prior to the Effective Time and (2) the Exchange Ratio, and with an exercise price per share equal to the exercise price per share of Amedisys Common Stock of such Amedisys Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent (each, an “Adjusted OPCH Option”). The exercise price and the number of shares of OPCH Common Stock subject to such Adjusted OPCH Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, that in the case of any Amedisys Option to which Section 422 of the Code applies, the exercise price and the number of shares of OPCH Common Stock subject to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary to satisfy the requirements of Section 424(a) of the Code.

(iv)       Prior to the Effective Time, the Board of Directors of Amedisys or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action under the Amedisys Stock Plans (and the underlying grant, award or similar agreements), including adopting resolutions providing for the treatment of the Amedisys RSU Awards, the Amedisys PSU Awards and the Amedisys Options (collectively, the “Amedisys Equity Awards”) as contemplated by this Section 3.1(b), to carry out the treatment of Apply Equity Awards contemplated by this Section 3.1(b).

(v)        As soon as practicable after the Effective Time, and in any event at least one (1) business day thereafter, OPCH shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or other applicable form) registering the shares of OPCH Common Stock necessary to fulfill OPCH’s obligations under this Section 3.1(b). OPCH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of OPCH Common Stock for delivery with respect to the Amedisys Equity Awards assumed by it in accordance with this Section 3.1(b).

(c)         No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Amedisys Common Stock or OPCH Common Stock in connection with the Merger.

(d)         Treatment of ESPP. Prior to the Effective Time, the Board of Directors of Amedisys or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the Amedisys ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of Amedisys or the appropriate committee thereof, shall adopt resolutions and shall take, or cause to be taken, all necessary and appropriate action to provide that, with respect to the Amedisys ESPP, (1) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (2) except to the extent necessary to maintain the status of the Amedisys ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (3) no offering period shall be commenced after the date of this Agreement and (4) each participant’s outstanding right to purchase shares of Amedisys Common Stock under the Amedisys ESPP shall automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Amedisys ESPP), and the resulting shares of Amedisys Common Stock will be converted into shares of OPCH Common Stock in accordance with Section 3.1(a); provided, further that Amedisys shall first provide OPCH with copies of such resolutions for OPCH’s (or OPCH’s counsel’s) review and comment (which shall not be unreasonably withheld or delayed). Without limiting the foregoing, Amedisys may, in its discretion, suspend or terminate any current or future offering periods under the Amedisys ESPP as it deems advisable prior to the Effective Time and to the extent permitted under the terms of the Amedisys ESPP.

Section 3.2.           Exchange of Shares and Certificates.

(a)         Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, OPCH shall enter into a customary exchange agreement with the transfer agent of OPCH, the transfer agent of Amedisys or another nationally recognized financial institution or trust company designated by OPCH and, in each case, reasonably acceptable to Amedisys (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). Prior to or substantially concurrently with the Effective Time, OPCH shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, book-entry shares representing the full number of whole shares of OPCH Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Amedisys Common Stock and OPCH shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of OPCH Common Stock pursuant to Section 3.2(c) (such shares of OPCH Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

(b)         Exchange Procedures. As promptly as practicable following the Effective Time, and in no event later than the fourth (4th) business day thereafter, OPCH shall cause the Exchange Agent to mail to each holder of record of a certificate (an “Amedisys Certificate”) that immediately prior to the Effective Time represented outstanding shares of Amedisys Common Stock (i) a letter of transmittal (which shall specify that delivery of Amedisys Certificates shall be effected, and risk of loss and title to the Amedisys Certificates shall pass only upon proper delivery of the Amedisys Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to OPCH and Amedisys) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to OPCH and Amedisys) for use in effecting the surrender of the Amedisys Certificates in exchange for (A) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(c) and (C) cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g). Upon surrender of an Amedisys Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Amedisys Certificate shall be entitled to receive in exchange therefor (i) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(c) and (iii) any cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g), and the Amedisys Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. No holder of record of a book-entry share (an “Amedisys Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Amedisys Common Stock shall be required to deliver an Amedisys Certificate or letter of transmittal or surrender such Amedisys Book-Entry Shares to the Exchange Agent, and in lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Amedisys Book-Entry Share shall be entitled, upon or following the Effective Time, to receive in exchange therefor (x) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(c) and (z) any cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g). Until surrendered, in the case of an Amedisys Certificate, or exchanged for, in the case of an Amedisys Book-Entry Share, in each case, as contemplated by this Section 3.2(b), each Amedisys Certificate or Amedisys Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(b) and any dividends or other distributions payable pursuant to Section 3.2(c). The Exchange Agent shall accept such Amedisys Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Amedisys Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Amedisys Certificates or Amedisys Book-Entry Shares on the Merger Consideration or any cash payable hereunder.

(c)         Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, there shall be paid to the holders of the OPCH Common Stock issued in exchange for Amedisys Certificates or Amedisys Book-Entry Shares pursuant to Section 3.2(b), without interest, (i) at the time of delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of OPCH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), and a payment date subsequent to such delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), payable with respect to such shares of OPCH Common Stock.

(d)         Certain Transfers of Ownership. In the event of a transfer of ownership of Amedisys Common Stock that is not registered in the transfer records of Amedisys, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to OPCH Common Stock as contemplated by Section 3.2(c)) may be made to a person other than the person in whose name the Amedisys Certificate or Amedisys Book-Entry Share so surrendered is registered, if such Amedisys Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Amedisys Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Amedisys Certificate or Amedisys Book-Entry Share or establish to the reasonable satisfaction of OPCH that such Tax has been paid or is not applicable.

(e)         Lost Certificates. If any Amedisys Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Amedisys Certificate to be lost, stolen or destroyed and, if required by OPCH or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as OPCH may direct, as indemnity against any claim that may be made against it with respect to such Amedisys Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Amedisys Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

(f)         No Further Ownership Rights in Amedisys Common Stock. All shares of OPCH Common Stock (together with cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g)) issued upon the surrender for exchange of Amedisys Certificates or Amedisys Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Amedisys Common Stock theretofore represented by such Amedisys Certificates or Amedisys Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Amedisys of shares of Amedisys Common Stock that were outstanding immediately prior to the Effective Time. If Amedisys Certificates or Amedisys Book-Entry Shares are presented to OPCH, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Amedisys Common Stock formerly represented by such Amedisys Certificates or Amedisys Book-Entry Shares.

(g)         Fractional Shares. No fractional share of OPCH Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Amedisys Certificates or Amedisys Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any OPCH Common Stock or to vote or to any other rights of a holder of OPCH Common Stock. Each holder of shares of Amedisys Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of OPCH Common Stock (after taking into account all Amedisys Certificates and Amedisys Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.2(g). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of OPCH Common Stock delivered to the Exchange Agent by OPCH for issuance to holders of Amedisys Certificates or Amedisys Book-Entry Shares over (ii) the aggregate number of full shares of OPCH Common Stock to be distributed to holders of Amedisys Certificates or Amedisys Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Amedisys Certificates and Amedisys Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Amedisys Certificates or Amedisys Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Amedisys Certificates or Amedisys Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Amedisys Certificates or Amedisys Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Amedisys Certificates or Amedisys Book-Entry Shares is entitled (after taking into account all Amedisys Certificates and Amedisys Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Amedisys Certificates or Amedisys Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Amedisys Certificates or Amedisys Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(g); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.2(g) until the surrender of such Amedisys Certificates or Amedisys Book-Entry Shares in accordance with this Article III. The payment of cash in lieu of fractional share interests pursuant to this Section 3.2(g) represents merely a mechanical rounding-off of the fractions in the exchange and is not separately bargained-for consideration.

(h)         Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Amedisys Certificates or Amedisys Book-Entry Shares for one year after the Effective Time shall be delivered to OPCH or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to OPCH as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to OPCH Common Stock as contemplated by Section 3.2(c).

(i)         No Liability. None of OPCH, Merger Sub, Amedisys or the Exchange Agent shall be liable to any person in respect of any shares of OPCH Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Amedisys Certificate shall not have been surrendered or Amedisys Book-Entry Share not paid, in each case, in accordance with Section 3.2(b), immediately prior to the date on which any Merger Consideration in respect of such Amedisys Certificate or Amedisys Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Amedisys Certificate or Amedisys Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of OPCH free and clear of all claims or interest of any person previously entitled thereto.

(j)         Withholding Rights. Each of Amedisys, OPCH, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of Applicable Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.3.            Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time:

(a)         any change in the number or type of outstanding shares of Amedisys Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(a) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b)         any change in the number or type of outstanding shares of OPCH Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4.           Further Assurances. If, at any time after the Effective Time, any further action is determined by OPCH or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or OPCH with full right, title and possession of and to all rights and property of Merger Sub and Amedisys with respect to the Merger, the officers of OPCH shall be fully authorized (in the name of Merger Sub, Amedisys, the Surviving Corporation and otherwise) to take such action.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.           Representations and Warranties of Amedisys. Except as set forth in any Amedisys SEC Document filed with the SEC since January 1, 2021 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Amedisys Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Amedisys to OPCH upon the execution of this Agreement (the “Amedisys Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Amedisys represents and warrants to OPCH as follows:

(a)         Organization, Standing and Corporate Power. Each of Amedisys and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Each of Amedisys and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. The Certificate of Incorporation of Amedisys and the Bylaws of Amedisys, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Amedisys Filed SEC Documents.

(b)         Corporate Authority; Non-contravention.

(i)         Amedisys has all requisite corporate power and authority to enter into this Agreement and, subject to the Amedisys Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Amedisys, the performance by Amedisys of its obligations hereunder and the consummation by Amedisys of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amedisys, subject, in the case of the Merger, to the Amedisys Stockholder Approval. The Board of Directors of Amedisys (at a meeting duly called and held) has, by the unanimous vote of all directors of Amedisys, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys, (C) resolved to recommend the adoption of this Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that this Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 5.2(b) and Section 5.2(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Amedisys and, assuming the due authorization, execution and delivery of this Agreement by OPCH and Merger Sub, constitutes the legal, valid and binding obligation of Amedisys, enforceable against Amedisys in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii)         The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Amedisys or any of its subsidiaries under, (A) the Certificate of Incorporation of Amedisys or the Bylaws of Amedisys or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Amedisys or any of its subsidiaries is a party or by which Amedisys, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Amedisys or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Amedisys’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amedisys or (2) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.

(iii)         No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, national, state, provincial, local or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any accrediting body or non-governmental self-regulatory agency, commission or authority, in each case, whether domestic or foreign (each, a “Governmental Entity”) is required by or with respect to Amedisys or any of its subsidiaries in connection with the execution and delivery of this Agreement by Amedisys, the performance by Amedisys of its obligations hereunder or the consummation by Amedisys of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and with any other competition, antitrust, merger control or investment laws or laws that provide for review of national security matters (together with the HSR Act, the “Antitrust Laws”), (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) a proxy statement relating to the Amedisys Stockholders Meeting (such proxy statement, together with the proxy statement relating to the OPCH Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by OPCH in connection with the issuance of shares of OPCH Common Stock in connection with the Merger (the “OPCH Share Issuance”) and (3) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Amedisys or its subsidiaries are qualified to do business, (D) the approvals, orders or authorizations set forth in Section 4.1(b)(iii) of the Amedisys Disclosure Letter and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amedisys or (2) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.

(c)         Capital Structure.

(i)         The authorized capital stock of Amedisys consists of 60,000,000 shares of common stock, par value $0.001 per share (the “Amedisys Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Amedisys Preferred Stock”). At the close of business on May 1, 2023 (the “Measurement Date”), (A) 32,584,843 shares of Amedisys Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Amedisys Common Stock held by Amedisys in its treasury), (B) no shares of Amedisys Preferred Stock were issued and outstanding, (C) 5,410,666 shares of Amedisys Common Stock were held by Amedisys in its treasury, (D) 282,307 shares of Amedisys Common Stock were subject to issuance pursuant to Amedisys RSU Awards, (E) 134,948 shares of Amedisys Common Stock were subject to issuance pursuant to Amedisys PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels), (F) 263,373 shares of Amedisys Common Stock were subject to issuance upon exercise of Amedisys Options, with a weighted average exercise price of $129.23 per share of Amedisys Common Stock, and (G) 1,245,192 shares of Amedisys Common Stock were reserved for issuance pursuant to the Amedisys ESPP. No shares of Amedisys Common Stock are owned by any subsidiary of Amedisys.

(ii)         All outstanding shares of capital stock of Amedisys are, and all shares of capital stock of Amedisys that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.1(c)(i) and except for changes since the Measurement Date resulting from the issuance of shares of Amedisys Common Stock pursuant to the settlement of Amedisys RSU Awards or Amedisys PSU Awards or exercise of Amedisys Options, in each case, outstanding on the Measurement Date in accordance with their terms in effect on the date of this Agreement or as expressly permitted by Section 5.1(a)(ii), (A) there are no issued, reserved for issuance or outstanding Equity Securities of Amedisys, and (B) there are no outstanding obligations of Amedisys or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Amedisys or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Amedisys.

(iii)         As of the date hereof, Amedisys has made available to OPCH a true and complete list of all outstanding Amedisys Equity Awards (the “Amedisys Equity Awards Capitalization Table”), including, the date of grant, the type of the award, the vesting schedule, whether subject to performance conditions, the number of shares of Amedisys Common Stock subject to such type of award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at maximum levels), and, for each Amedisys Option, the applicable exercise price and expiration date. Amedisys shall provide OPCH with an updated Amedisys Equity Awards Capitalization Table no later than five business days prior to the Effective Time. The terms of the Amedisys Stock Plans and the underlying award agreements permit the treatment of Amedisys Equity Awards described in Section 3.1(b).

(iv)         There are no stockholder agreements or voting trusts or other agreements or understandings to which Amedisys or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Amedisys or any of its subsidiaries. Neither Amedisys nor its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Amedisys or any of its subsidiaries that are in effect. Neither Amedisys nor any of its subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Amedisys or any of its subsidiaries on any matter.

(v)         As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Amedisys or any of its subsidiaries is subject, party or otherwise bound.

(d)         Subsidiaries.

(i)         Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, all Equity Securities of each subsidiary of Amedisys (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Amedisys or one of its wholly owned subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such subsidiary).

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of Amedisys or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any subsidiary of Amedisys or (B) warrants, calls, options, preemptive rights or other rights to acquire from Amedisys or any of its subsidiaries, or any obligation of Amedisys or any of its subsidiaries to issue, any Equity Securities in any subsidiary of Amedisys.

(e)         SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)         Amedisys has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2021 (the “Amedisys SEC Documents”). As of their respective dates, the Amedisys SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Amedisys SEC Documents, and none of the Amedisys SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Amedisys SEC Documents, and, to the knowledge of Amedisys, none of the Amedisys SEC Documents is the subject of any outstanding SEC investigation. No subsidiary of Amedisys is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)         The consolidated financial statements (including all related notes and schedules) of Amedisys and its subsidiaries included in the Amedisys SEC Documents were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Amedisys and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)         Except (A) as reflected or reserved against in Amedisys’s audited balance sheet as of December 31, 2022 (or the notes thereto) included in Amedisys’s Annual Report on Form 10-K filed with the SEC on February 16, 2023 (the “Amedisys Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Amedisys nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Amedisys and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amedisys.

(iv)         Amedisys maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Amedisys’s properties or assets. Since January 1, 2021, none of Amedisys, Amedisys’s independent accountants, the Board of Directors of Amedisys or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Amedisys, (2) “material weakness” in the internal controls over financial reporting of Amedisys, (3) fraud, whether or not material, that involves management or other employees of Amedisys who have a significant role in the internal controls over financial reporting of Amedisys or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Amedisys or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(v)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Amedisys are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Amedisys in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Amedisys, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officers and chief financial officer of Amedisys to make the certifications required under the Exchange Act with respect to such reports.

(vi)         Neither Amedisys nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Amedisys and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Amedisys or any of its subsidiaries in Amedisys’s or such subsidiary’s published financial statements or other Amedisys SEC Documents.

(f)         Absence of Certain Changes or Events.

(i)         From December 31, 2022 through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, (A) the businesses of Amedisys and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (B) neither Amedisys nor any of its subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without OPCH’s consent, would constitute a breach of Sections 5.1(a)(i)(A), (iv), (v), (viii), (x), (xiii) or (xv) (solely as it relates to the foregoing Sections 5.1(a)(i), (ii), (iv), (v), (viii), (x) or (xiii)).

(ii)         Since December 31, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Amedisys.

(g)         Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, Amedisys and its subsidiaries hold all permits, licenses, accreditations, certifications, qualifications, agreements, authorizations, easements, franchises, rulings, waivers, consents, variances, exemptions, orders, registrations and approvals of all Governmental Entities or accreditation organizations, or the administrative agents thereof (“Permits”) that are required for the operation of the businesses of Amedisys and its subsidiaries as currently conducted (the “Amedisys Permits”), and all such Amedisys Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Amedisys and its subsidiaries are in compliance with the terms of the Amedisys Permits and all applicable federal, national, state, provincial, local or supranational laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, ordinances, guidance, codes, ordinances, rules or regulations promulgated, administrative interpretation, policy, or decisions, directives or Orders or other similar requirements issued, enacted, adopted, promulgated, implemented, applied or otherwise put in to effect or enforced by any Governmental Entity (collectively, “Applicable Laws”) relating to Amedisys and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Amedisys Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Neither Amedisys nor any of its subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Amedisys or (ii) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.

(h)         Healthcare Matters; Data Privacy. Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole:

(i)         Amedisys, its subsidiaries and the Amedisys Provider JVs are, and since January 1, 2021 have been, in compliance with all Healthcare Laws. Amedisys, its subsidiaries and the Amedisys Provider JVs have not received any written or, to the knowledge of Amedisys, oral, notice from any Governmental Entity regarding any alleged or actual violation of Healthcare Laws.

(ii)         Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs is, or has been since January 1, 2022, (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, deferred prosecution agreement, monitoring agreement, Order or similar agreement with a Governmental Entity, (B) to the knowledge of Amedisys, the subject of any unresolved investigation (other than ordinary course licensure and accreditation surveys), program integrity review, targeted probe review, payment suspensions (actual or threatened), Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, claims review, or audit, or to the knowledge of Amedisys, any investigation conducted by any Payor or any federal, state or local Governmental Entity, (C) to the knowledge of Amedisys, a defendant or named party in any qui tam/False Claims Act litigation, or (D) the subject of any voluntary self-disclosure to a Governmental Entity or Payor, and no voluntary self-disclosures are planned or anticipated.

(iii)         Neither Amedisys, nor any of its subsidiaries, nor any of the Amedisys Provider JVs, nor any respective owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the knowledge of Amedisys, Amedisys Healthcare Professional, vendor or other personnel (whether employees or independent contractors) is currently or has been, or, to the knowledge of Amedisys, threatened to be: (A) debarred, excluded or suspended from participating in any Governmental Health Program or subject to an investigation or proceeding that would reasonable be expected to result in such debarment, exclusion, or suspension; (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (C) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (D) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; (E) listed on the United States Food and Drug Administration Debarment List; or (F) subjected to any other debarment, exclusion, or sanction list or database.

(iv)         Amedisys, its subsidiaries and the Amedisys Provider JVs (A) have all Healthcare Permits necessary for the ownership and operation of its business as presently conducted, and each such Healthcare Permit is in full force and effect (B) are and since January 1, 2021 have been, in compliance with the terms of all Healthcare Permits necessary for the ownership and operation of its business, and (C) since January 1, 2021, neither Amedisys nor its subsidiaries nor any of the Amedisys Provider JVs (1) are subject to any pending or unresolved action by or (2) to the knowledge of Amedisys, written or oral notice from, a Governmental Entity regarding a violation of any such Healthcare Permit which would result in the revocation withdrawal, suspension, cancellation, limitation, or termination of any Healthcare Permit. Amedisys has filed all reports and maintained all records required with respect to all Healthcare Permits by Applicable Laws, including all Healthcare Laws.

(v)         All employees and independent contractors of Amedisys, its subsidiaries, the Amedisys Provider JVs and any affiliated professional corporations managed by Amedisys required by Applicable Laws, including any Healthcare Laws, to be licensed, certified, registered, accredited, or similarly approved by a Governmental Entity (each an “Amedisys Healthcare Professional”) are, to the knowledge of Amedisys, in compliance with such licensing requirements and any applicable supervision requirements and do not engage in activities subject to licensure or such other regulatory approval in jurisdictions in which such license or other regulatory approval is required but has not been obtained and maintained. To the knowledge of Amedisys, no such Amedisys Healthcare Professional has (A) had any professional license, Drug Enforcement Agency number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (B) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Entity, professional society, hospital, Payor or specialty board, (C) been the subject of any criminal complaint, indictment, or criminal proceedings while providing services to Amedisys or any subsidiary or any of the Amedisys Provider JVs, or (D) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.

(vi)         Amedisys, its subsidiaries and the Amedisys Provider JVs currently maintain, and at all times since January 1, 2021 have maintained and implemented, a compliance program having elements of an effective corporate compliance and ethics program consistent with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services and the Department of Justice. There are no material outstanding compliance complaints, reports, or corrective actions, or ongoing internal compliance investigations.

(vii)         Amedisys, each of its subsidiaries and each Amedisys Provider JV, as applicable, is eligible for participation and reimbursement in Governmental Health Programs and is in good standing with all Payors with which Amedisys, its subsidiary or Amedisys Provider JV is contracted. All billing practices (including, without limitation, billing, coding, documentation, filing and claims practices, and the related reports and filings) of Amedisys, its subsidiaries and the Amedisys Provider JVs are, and have been at all times since January 1, 2021, conducted in compliance with Healthcare Laws and applicable Payor program rules, requirements, and conditions of participation. Each of Amedisys, its subsidiaries and the Amedisys Provider JVs has paid or caused to be paid all known and undisputed refunds, overpayments, discounts, or adjustments, which have become due, and there are no reimbursements, payment or payment rate appeals, disputes or contested positions, or any repayment obligations outstanding or otherwise pending before any Governmental Entity or material Payor and, to the knowledge of Amedisys, none are threatened, and no repayment obligations are planned or anticipated. The right of Amedisys, its subsidiaries and the Amedisys Provider JVs to receive reimbursement from any Payor has not been terminated, rescinded, revoked, suspended, or otherwise adversely affected, and remains so, as a result of any Action by a Governmental Entity or any Payor.

(viii)         Amedisys, each of its subsidiaries and each Amedisys Provider JV is, and at all times has been, in compliance with all Applicable Laws and requirements established by any Governmental Entity relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date of this Agreement, in each case listed by each tax identification number, as applicable, (ii) neither Amedisys nor any subsidiary nor any Amedisys Provider JV is currently the subject of a non-routine audit or, to the knowledge of Amedisys, investigation or other inquiry by a Governmental Entity with respect to attestation, receipt or use of any Stimulus Funds by Amedisys, a subsidiary or any Amedisys Provider JV and (iii) Amedisys, each of its subsidiaries and each Amedisys Provider JV, as applicable, has timely submitted all documentation and reporting required to date with respect to receipt and retention of the Stimulus Funds and there are no outstanding payments due under the Medicare Accelerated and Advance Payment Program.

(ix)         Amedisys, each of its subsidiaries and each Amedisys Provider JV, and to the knowledge of Amedisys, their respective directors, managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives are operating, and since January 1, 2021 have operated, in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other Applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, customer, Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a “Referral Source”) to Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”).

(x)         Since January 1, 2021, Amedisys, its subsidiaries and the Amedisys Provider JVs is and has complied in all material respects with HIPAA, and has maintained a compliance program with the requisite physical, technical and administrative security safeguards to protect all “protected health information” created, collected or transmitted by Amedisys and its subsidiaries. Since January 1, 2021, Amedisys and its subsidiaries have not received any notices of, and there is no Action, or to the knowledge of Amedisys, any inquiry or investigation pending or threatened with respect to any alleged “Breach” or material “Security Incident” (as each such term is defined by HIPAA) by Amedisys, its subsidiaries, or each of its respective “workforce” (as defined by HIPAA). No “Breach” by Amedisys, its subsidiaries or its “workforce” or any successful “Security Incident” has occurred with respect to any “protected health information” in the possession or under the control of Amedisys or its subsidiaries since January 1, 2021. Amedisys and its subsidiaries have conducted a risk analysis as required by HIPAA within the last three (3) years, and no material vulnerabilities identified by such analyses remains outstanding as of the date of this Agreement.. Each of Amedisys, its subsidiaries and the Amedisys Provider JVs, as applicable, have entered into a business associate agreement (as described by HIPAA at 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each: (i) “Business Associate” (as defined by HIPAA) that performs functions or activities that render the person or entity a Business Associate of Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs; (ii) “Covered Entity” (as defined by HIPAA) for which Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs performs functions or activities that render it a “Business Associate” of such Covered Entity; and (iii) “Subcontractor” (as defined by HIPAA) of Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs that is a Business Associate. Neither Amedisys nor any of its subsidiaries nor any of Amedisys Provider JVs has materially breached any such business associate agreement and, to the knowledge of Amedisys, no Business Associate or Subcontractor of Amedisys or any of its subsidiaries has materially breached any such business associate agreement.

(i)         Corrupt Practices. Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, (i) since January 1, 2021, none of Amedisys or its subsidiaries or any of the Amedisys Provider JVs, nor, to the knowledge of Amedisys, any director, officer, employee or agent of Amedisys, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of Amedisys, as of the date of this Agreement, neither Amedisys nor any of its subsidiaries is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Amedisys, its subsidiaries and the Amedisys Provider JVs maintain a system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2021, neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(j)         Sanctions. Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs, and, to the knowledge of Amedisys, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the knowledge of Amedisys, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Amedisys, its subsidiaries and each Amedisys Provider JV is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has, since January 1, 2021, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

(k)         Litigation. There is no legal, administrative, arbitral or other action, suit, charge, investigation, proceeding, complaint, audit, indictment or litigation before any court or arbitrator or any Governmental Entity (each, an “Action”) pending or, to the knowledge of Amedisys, threatened against or affecting Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Amedisys and its subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.

(l)         Benefit Plans.

(i)         Section 4.1(l)(i) of the Amedisys Disclosure Letter is a complete and correct list of each material Amedisys Benefit Plan. With respect to each material Amedisys Benefit Plan, Amedisys has made available, upon request, to OPCH complete and correct copies, to the extent applicable, of (A) such Amedisys Benefit Plan and a summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) each of the Amedisys Benefit Plans has been established, maintained, operated and administered in accordance with its terms and in compliance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Amedisys Benefit Plan provides post-employment or retiree welfare benefits, including death or medical benefits (whether or not insured), other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions, distributions or other amounts payable by Amedisys or its subsidiaries as of the Effective Time pursuant to each Amedisys Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Amedisys nor any of its subsidiaries has engaged in a transaction in connection with which Amedisys or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Amedisys, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Amedisys Benefit Plans or any trusts related thereto.

(iii)         None of Amedisys or any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to or has any liability with respect to a plan subject to Title IV of ERISA or a Multiemployer Plan, including as a result of any complete or partial withdrawal from any Multiemployer Plan.

(iv)         Each of the Amedisys Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Amedisys, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could reasonably be expected to (A) entitle any current or former employee, director or other individual service provider of Amedisys or any of its subsidiaries to any payment of compensation, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other individual service provider of Amedisys or any of its subsidiaries, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Amedisys Benefit Plan or otherwise, (D) result in any limitation on the right of Amedisys or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Amedisys Benefit Plan or related trust on or after the Effective Time, or (E) result in the payment of any amount (whether in cash, in property, the vesting of property or in the form of benefits) that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(vi)        No person is entitled to receive any additional payment (including any Tax gross-up, reimbursement, make-whole or other payment or indemnification) from Amedisys or any of its subsidiaries as a result of the imposition of Taxes or related interest or penalties under Section 4999 of the Code or Section 409A of the Code.

(vii)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, all Amedisys Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(viii)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) each Amedisys Benefit Plan maintained by Amedisys on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “Amedisys Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each Amedisys Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no Amedisys Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any Amedisys Foreign Plan.

(m)         Labor and Employment Matters.

(i)         Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs are party to, or bound by, any Labor Agreement and no employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs are represented by any labor union, works council, or other labor organization with respect to their employment with Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2021) strikes or lockouts with respect to any employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, (ii) there is no (and has not been since January 1, 2021) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Amedisys, threatened in writing against Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, (iii) there is no (and has not been since January 1, 2021) slowdown, or work stoppage in effect or, to the knowledge of Amedisys, threatened in writing, with respect to any employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, and (iv) there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, Amedisys, its subsidiaries and the Amedisys Provider JVs each are, and have been since January 1, 2021, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has received notice since January 1, 2021 of the intent of any Governmental Entity responsible for the enforcement of labor, employment and workers compensation insurance laws to conduct an investigation of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs and, to the knowledge of Amedisys, no such investigation is in progress.

(iii)         Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, to the knowledge of Amedisys, no current or former employee or independent contractor of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (A) owed to Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or (B) owed to any third party with respect to such person’s right to be employed or engaged by Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs.

(iv)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) Amedisys, its subsidiaries and the Amedisys Provider JVs have reasonably investigated all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs that have been reported to Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or of which Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs are otherwise aware; (ii) neither Amedisys nor its subsidiaries nor any of the Amedisys Provider JVs reasonably expects any substantial liability with respect to any such allegations and is not aware of any allegations relating to any officer, director or Senior Vice President level employee of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs that, if known to the public, would bring Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs into significant disrepute; and (iii) to the knowledge of Amedisys, no allegations of sexual harassment are pending against any key employee of Amedisys or any of its subsidiaries.

(n)         Taxes.

(i)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys:

(A)         (1) All Tax Returns required to be filed by Amedisys or any of its subsidiaries have been timely filed (taking into account extensions), (2) all such Tax Returns are true, complete and correct in all respects and (3) all Taxes due and payable (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by Amedisys or any of its subsidiaries have been paid in full.

(B)        The Amedisys Balance Sheet accrues all liabilities for Taxes with respect to all periods through such date in accordance with GAAP, and none of Amedisys or its subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.

(C)         (1) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Amedisys or any of its subsidiaries, (2) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Amedisys or any of its subsidiaries, and (3) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Amedisys or any of its subsidiaries.

(D)         Neither Amedisys nor any of its subsidiaries (1) is, or has been since January 1, 2010, a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Amedisys or any of its subsidiaries), (2) has any liability for the Taxes of any person (other than Amedisys or any of its current or former subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor as a result of any transaction since January 1, 2010, by contract or otherwise (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (3) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).

(E)         None of the assets of Amedisys or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(ii)	Within the past two years, neither Amedisys nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(iii)	Neither Amedisys nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.

(iv)         Neither Amedisys nor any of its subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(o)         Intellectual Property. Section 4.1(o) of the Amedisys Disclosure Letter contains a list of all issuances, registrations, and applications for registration of all Intellectual Property owned by Amedisys or its subsidiaries or the Amedisys Provider JVs as of the date of this Agreement (the “Amedisys Registered IP” and, together with all other Intellectual Property owned or purported to be owned by Amedisys, its subsidiaries or the Amedisys Provider JVs, the “Amedisys Owned IP”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys: (i) all Amedisys Registered IP is subsisting, and, to the knowledge of Amedisys, valid and enforceable; (ii) Amedisys or one of its subsidiaries exclusively owns all Amedisys Owned IP; (iii) Amedisys, its subsidiaries or the Amedisys Provider JVs exclusively own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for or used in the operation of Amedisys, its subsidiaries’ and the Amedisys Provider JVs’ businesses, as currently conducted; (iv) to the knowledge of Amedisys, Amedisys, its subsidiaries, and the conduct of Amedisys’s, its subsidiaries’ and the Amedisys Provider JVs’ businesses as currently conducted do not, infringe, misappropriate, dilute or otherwise violate, and, since January 1, 2021, have not infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party; (v) no claims are, or have been since January 1, 2021, pending or, to the knowledge of Amedisys, threatened in writing, alleging that Amedisys or its subsidiaries have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party or challenging Amedisys’s ownership or use of any Amedisys Owned IP; (vi) to the knowledge of Amedisys, no third party is infringing, misappropriating, diluting or otherwise violating, or, since January 1, 2021, has infringed, misappropriated, diluted, or otherwise violated any Amedisys Owned IP; (vii) Amedisys, its subsidiaries and the Amedisys Provider JVs have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality; (viii) to the knowledge of Amedisys, there has been no unauthorized disclosure of any such trade secrets or confidential information by Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs to any person; (ix) all employees, contractors or consultants who have contributed to the development of any material Amedisys Owned IP for or on behalf of Amedisys, any of Amedisys’s subsidiaries or any of the Amedisys Provider JVs have executed contracts that assign to Amedisys or one of Amedisys’s subsidiaries all of such person’s rights in and to such Amedisys Owned IP (to the extent such rights are not transferred to Amedisys or one of Amedisys’s subsidiaries via operation of law); and (x) except as would be material to Amedisys and its subsidiaries, taken as a whole, no software included in the Amedisys Owned IP (“Owned Amedisys Software”) (A) includes any Harmful Code or (B) is linked to by Amedisys or its subsidiaries, or, to the knowledge of Amedisys, by any other person, incorporates or is otherwise integrated by Amedisys or its subsidiaries, or, to the knowledge of Amedisys, by any other person, in each case with any Open Source Software or any modification or derivative thereof in a manner that (1) subjects such Owned Amedisys Software to any obligations to make such software or source code therefor available to the public or to be licensed to third parties at no or minimal cost, (2) creates obligations for Amedisys to grant, or purports to grant, to any person any rights or immunities under any Amedisys Owned IP, or (3) that otherwise restricts the ability of Amedisys to commercially exploit such Owned Amedisys Software.

(p)         Information Technology; Data Protection. The IT Assets owned by, controlled by, or otherwise used in the conduct of the businesses of Amedisys and its subsidiaries are sufficient for, and operate and perform as needed by, Amedisys and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for insufficiencies or failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Since January 1, 2021, to the knowledge of Amedisys, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets owned by or controlled by Amedisys or its subsidiaries or any other persons to the extent used by or on behalf of Amedisys or its subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Since January 1, 2021, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) Amedisys and its subsidiaries (1) have been in compliance with all Privacy and Security Requirements and any binding industry standards applicable to the industry in which each of Amedisys or any of its subsidiaries operates, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect the IT Assets of Amedisys and its subsidiaries, and the Personal Data and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss and damage; (B) there have been no Actions related to any Security Breaches, other data security incidents, or violations of any Privacy and Security Requirements by Amedisys or any of its subsidiaries; and (C) none of Amedisys or any of its subsidiaries have sent (or been required to send) or received any written notices to or from any Person or Governmental Entity relating to violations or potential violations of any Privacy and Security Requirements. To the knowledge of Amedisys, since January 1, 2021, there has been no (x) unauthorized access, misuse of or damage to any IT Assets owned by or controlled by, or otherwise used in the conduct of the business of, Amedisys or any of its subsidiaries or (y) unauthorized access, use, misuse of, Processing or loss of, or damage to, any Personal Data maintained by or on behalf of Amedisys or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys.

(q)         Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Amedisys nor any of its subsidiaries is a party to or bound by (in each case, excluding any Amedisys Benefit Plan):

(i)         any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC)

(ii)         any contract involving payment by or to Amedisys or its subsidiaries of more than $20,000,000 in the year ended December 31, 2022 or that is expected to involve payment by or to Amedisys or its subsidiaries of more than $20,000,000 for the year ended December 31, 2023;

(iii)       contracts with any Payor involving payment by or to Amedisys or its subsidiaries of more than $10,000,000 in the year ended December 31, 2022 or that is expected to involve payment to Amedisys or its subsidiaries of more than $10,000,000 for the year ended December 31, 2023;

(iv)       contracts with a Governmental Entity, pursuant to which Amedisys or a subsidiary received payments from any Governmental Entity in excess of $2,500,000 for the year ended December 31, 2022 or is expected to receive payments from any Governmental Entity in excess of $2,500,000 for the year ended December 31, 2023;

(v)       any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of Amedisys or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by Amedisys or any of its subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $1,000,000 in the aggregate and (B) intercompany indebtedness among Amedisys and its wholly owned subsidiaries in the ordinary course of business);

(vi)       any contract relating to any swap or hedging transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions;

(vii)      any contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of Amedisys or any of its subsidiaries or joint ventures that have a fair market value or purchase price of more than $2,500,000;

(viii)     any contract containing any non-compete, exclusivity, “most favored nation” provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits, in any material respect, the business of Amedisys or any of its subsidiaries (or, following the Effective Time, OPCH and its subsidiaries);

(ix)       any contract with any (A) executive officer or director of Amedisys, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;

(x)        any contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Amedisys or any of its subsidiaries after the date hereof, or involved such payments, in excess of $1,000,000, (B) will impose materially burdensome monitoring or reporting obligations on Amedisys or any of its subsidiaries or material restrictions on Amedisys or any of its subsidiaries (or, following the Effective Time, on OPCH or any of its subsidiaries), including any Corporate Integrity Agreements and similar agreement with a Governmental Entity or (C) creates or could create a Lien (other than a Permitted Lien) on any asset of Amedisys and its subsidiaries in excess of $1,000,000;

(xi)        any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement (including all such agreements with respect to each Amedisys Provider JV), in each case other than any such agreement solely between or among Amedisys and its wholly owned subsidiaries;

(xii)       any acquisition or divestiture contract that would reasonably be expected to result in the receipt or making by Amedisys or any of its subsidiaries of future payments in excess of $2,500,000, other than contracts solely between or among Amedisys and its wholly owned subsidiaries;

(xiii)      any contract under which Amedisys or its subsidiaries has granted or received any license or other rights with respect to material Intellectual Property or otherwise restricting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (A) licenses to “off-the-shelf,” non-customized, commercially available software, (B) non-exclusive licenses to Amedisys Owned IP granted to customers, (C) non-exclusive licenses granted by vendors or service providers under contracts primarily for the provision of services, where such non-exclusive license is incidental to the subject matter of the agreement, and (D) Intellectual Property assignment and confidentiality agreements entered into with employees, consultants and independent contractors of Amedisys or its subsidiaries, in each case of (B), (C) and (D), in the ordinary course of business consistent with past practice); or

(xiv)     any contract for the development of material Intellectual Property for the benefit of Amedisys or any of its subsidiaries (other than contracts entered into with employees, consultants and independent contractors of Amedisys or its subsidiaries in the ordinary course of business consistent with past practice that do not involve the development of any material Intellectual Property) (all contracts of the types described in clauses (i) through (xiii), collectively, the “Amedisys Material Contracts”).

True, correct and complete copies of each Amedisys Material Contract have been made available to OPCH. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) neither Amedisys nor any subsidiary of Amedisys is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Amedisys Material Contract to which it is a party or by which it is bound, (ii) to the knowledge of Amedisys, no other party to any Amedisys Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Amedisys Material Contract and (iii) each Amedisys Material Contract is (A) a valid and binding obligation of Amedisys or any subsidiary of Amedisys that is a party thereto, as applicable, and, to the knowledge of Amedisys, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither Amedisys nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Amedisys, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Amedisys Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amedisys. Neither Amedisys nor any of its subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to Amedisys and its subsidiaries any Amedisys Material Contract.

(r)         Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) Amedisys and each of its subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws, and neither Amedisys nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Amedisys or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Amedisys and each of its subsidiaries have obtained all permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities required or necessary for, pursuant to applicable Environmental Law, the construction, occupation and operation of their facilities and the conduct of their business and operations (“Environmental Permits”), and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Amedisys and its subsidiaries are and since January 1, 2021 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of Amedisys, threatened in writing against Amedisys or any of its subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for Amedisys or its subsidiaries under any Environmental Laws and (v) neither Amedisys nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.

(s)         Real Property.

(i)         Amedisys does not, nor do any of its subsidiaries, own any real property.

(ii)         Section 4.1(s)(ii) of the Amedisys Disclosure Letter sets forth a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which Amedisys or its subsidiaries is a tenant or subtenant, licensee or occupant having an annual rent payments of $500,000 or more (such real property, the “Amedisys Material Leased Real Property” and each underlying lease, an “Amedisys Material Real Property Lease”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) each Amedisys Material Real Property Lease is valid and in full force and effect and, to the knowledge of Amedisys, valid and enforceable against the other parties thereto, (ii) neither Amedisys nor any of its subsidiaries, nor to the knowledge of Amedisys any other party to an Amedisys Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Amedisys Material Real Property Lease, and neither Amedisys nor any of its subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Amedisys Material Real Property Lease where such breach, violation or default remains uncured, (iii) neither Amedisys nor any of its subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Amedisys Material Leased Real Property, and (iv) there is no condemnation proceeding pending or, to the knowledge of Amedisys, threatened as to any Amedisys Material Real Property Lease nor any material casualty which has not been fully restored.

(t)         Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Amedisys Common Stock entitled to vote thereon (the “Amedisys Stockholder Approval”), at the Amedisys Stockholders Meeting, is necessary to adopt this Agreement. The Amedisys Stockholder Approval is the only vote of holders of any securities of Amedisys necessary to approve the transactions contemplated by this Agreement.

(u)         Opinion of Financial Advisors. The Board of Directors of Amedisys has received the opinion of Guggenheim Securities, LLC (the “Amedisys Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Amedisys Common Stock (it being agreed that such opinion is for the benefit of the Board of Directors of Amedisys and, for the avoidance of doubt, may not be relied upon by OPCH or any of its Affiliates). A true and complete copy of the signed, written opinion of the Amedisys Financial Advisor will promptly following receipt thereof by Amedisys be made available to OPCH after the date hereof for informational purposes only.

(v)         Brokers. Except for fees payable to the Amedisys Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Amedisys. Amedisys has, prior to the execution and delivery of this Agreement, made available to OPCH, a true, correct and complete copy of Amedisys’s engagement letter with the Amedisys Financial Advisor related to the Merger and the transactions contemplated hereby as in effect on the date of this Agreement.

(w)         No Other Representations.

(i)         Except for the express written representations and warranties made in this Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, neither Amedisys nor any other person acting on behalf of Amedisys or its subsidiaries makes any express or implied representation or warranty with respect to Amedisys, its subsidiaries, the Amedisys Provider JVs or their respective affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Amedisys hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Amedisys nor any other person makes or has made any representation or warranty to OPCH or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Amedisys or any of its subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, any oral or written information presented to OPCH or any of its affiliates or representatives in the course of their due diligence investigation of Amedisys, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, Amedisys acknowledges and agrees that neither OPCH nor Merger Sub or any other person acting on behalf of OPCH or its subsidiaries has made, is making or is authorized to make, and Amedisys expressly disclaims reliance upon, any representations, warranties or statements relating to OPCH or its subsidiaries whatsoever, express or implied, beyond those expressly given by OPCH in writing in Section 4.2 (as qualified by the OPCH Disclosure Letter and the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding OPCH or Merger Sub furnished or made available to Amedisys or any of its representatives. Without limiting the generality of the foregoing, Amedisys acknowledges that, except as expressly provided in Section 4.2 (as qualified by the OPCH Disclosure Letter and the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Amedisys or any of its representatives.

Section 4.2.        Representations and Warranties of OPCH. Except as set forth in any OPCH SEC Document filed with the SEC since January 1, 2021 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “OPCH Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by OPCH to Amedisys upon the execution of this Agreement (the “OPCH Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), OPCH represents and warrants to Amedisys as follows:

(a)         Organization, Standing and Corporate Power. Each of OPCH and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Each of OPCH and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. The Certificate of Incorporation of OPCH and the Bylaws of OPCH, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the OPCH Filed SEC Documents. OPCH has made available to Amedisys, the complete and correct copies of Merger Sub’s certificate of incorporation and bylaws, in each case, as amended through the date of this Agreement.

(b)         Corporate Authority; Non-contravention.

(i)         OPCH has all requisite corporate power and authority to enter into this Agreement and the Merger Sub Stockholder Approval and, subject to the OPCH Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OPCH, the performance by OPCH of its obligations hereunder and the consummation by OPCH of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OPCH, subject, in the case of the OPCH Share Issuance and the OPCH Charter Amendment, to the OPCH Stockholder Approvals. The Board of Directors of OPCH (at a meeting duly called and held) has, by the majority vote of all directors of OPCH, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment are fair to, and in the best interests of, OPCH and the stockholders of OPCH, (C) resolved to recommend the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment to the stockholders of OPCH, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that the OPCH Share Issuance and the OPCH Charter Amendment be submitted to the stockholders of OPCH for approval or adoption, respectively, at the OPCH Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 5.3(b) and Section 5.3(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by OPCH and, assuming the due authorization, execution and delivery of this Agreement by Amedisys, constitutes the legal, valid and binding obligation of OPCH, enforceable against OPCH in accordance with its terms, except for the Enforceability Exceptions.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of OPCH or any of its subsidiaries under, (A) the Certificate of Incorporation of OPCH or the Bylaws of OPCH or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which OPCH or any of its subsidiaries is a party or by which OPCH, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OPCH or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of OPCH’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on OPCH or (2) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.

(iii)         No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to OPCH or any of its subsidiaries in connection with the execution and delivery of this Agreement by OPCH, the performance by OPCH of its obligations hereunder or the consummation by OPCH of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) a proxy statement relating to the OPCH Stockholders Meeting, (2) the Form S-4 to be filed with the SEC by OPCH in connection with the issuance of shares of OPCH Share Issuance and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which OPCH or its subsidiaries are qualified to do business, (D) such filings with and approvals of the NASDAQ to permit the shares of OPCH Common Stock that are to be issued in the Merger to be listed on the NASDAQ, (E) the approvals, orders or authorizations set forth in Section 4.2(b)(iii) of the OPCH Disclosure Letter and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on OPCH or (2) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.

(c)         Capital Structure.

(i)         The authorized capital stock of OPCH consists of 250,000,000 shares of common stock, par value $0.0001 per share (the “OPCH Common Stock”) and 12,500,000 shares of preferred stock, $0.0001 par value $0.0001 per share (the “OPCH Preferred Stock”). At the close of business on the Measurement Date, (A) 179,764,281 shares of OPCH Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of OPCH Common Stock held by OPCH in its treasury), (B) no shares of OPCH Preferred Stock were issued and outstanding, (C) 2,858,887 shares of OPCH Common Stock were held by OPCH in its treasury, (D) 1,809,033 shares of OPCH Common Stock were subject to issuance pursuant to OPCH Options, with a weighted average exercise price of $25.06 per share of OPCH Common Stock, (E) 2,002,140 shares of OPCH Common Stock were subject to issuance pursuant to OPCH RSU Awards, and (F) 1,160,976 shares of OPCH Common Stock were subject to issuance pursuant to OPCH PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels).

(ii)         All outstanding shares of capital stock of OPCH are, and all shares of capital stock of OPCH that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance or grant of any OPCH Equity Awards and the exercise or vesting and settlement of OPCH Equity Awards outstanding on the date hereof or issued or granted on or after the date hereof, as of the date of this Agreement (A) there are no issued, reserved for issuance or outstanding Equity Securities of OPCH, and (B) there are no outstanding obligations of OPCH or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of OPCH or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of OPCH.

(iii)         There are no stockholder agreements or voting trusts or other agreements or understandings to which OPCH or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of OPCH or any of its subsidiaries. Neither OPCH nor its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of OPCH or any of its subsidiaries that are in effect. Neither OPCH nor any of its subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of OPCH or any of its subsidiaries on any matter.

(iv)         As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which OPCH or any of its subsidiaries is subject, party or otherwise bound.

(d)         Subsidiaries.

(i)         Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, all Equity Securities of each subsidiary of OPCH (A) have been validly issued and are fully paid and nonassessable and (B) are owned by OPCH or one of its wholly owned subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such subsidiary)

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of OPCH or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any subsidiary of OPCH or (B) warrants, calls, options, preemptive rights or other rights to acquire from OPCH or any of its subsidiaries, or any obligation of OPCH or any of its subsidiaries to issue, any Equity Securities in any subsidiary of OPCH.

(e)         SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)         OPCH has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2021 (the “OPCH SEC Documents”). As of their respective dates, the OPCH SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the OPCH SEC Documents, and none of the OPCH SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the OPCH SEC Documents, and, to the knowledge of OPCH, none of the OPCH SEC Documents is the subject of any outstanding SEC investigation. No subsidiary of OPCH is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)         The consolidated financial statements (including all related notes and schedules) of OPCH and its subsidiaries included in the OPCH SEC Documents were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of OPCH and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)         Except (A) as reflected or reserved against in OPCH’s audited balance sheet as of December 31, 2022 (or the notes thereto) included in OPCH’s Annual Report on Form 10-K filed with the SEC on February 23, 2023 (the “OPCH Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither OPCH nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of OPCH and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OPCH.

(iv)         OPCH maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of OPCH’s properties or assets. Since January 1, 2021, none of OPCH, OPCH’s independent accountants, the Board of Directors of OPCH or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of OPCH, (2) “material weakness” in the internal controls over financial reporting of OPCH, (3) fraud, whether or not material, that involves management or other employees of OPCH who have a significant role in the internal controls over financial reporting of OPCH or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of OPCH or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(v)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by OPCH are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by OPCH in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of OPCH, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of OPCH to make the certifications required under the Exchange Act with respect to such reports.

(vi)         Neither OPCH nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among OPCH and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, OPCH or any of its subsidiaries in OPCH’s or such subsidiary’s published financial statements or other OPCH SEC Documents.

(f)         Absence of Certain Changes or Events.

(i)         From December 31, 2022, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of OPCH and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(ii)        Since December 31, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on OPCH.

(g)         Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, OPCH and its subsidiaries hold all Permits that are required for the operation of the businesses of OPCH and its subsidiaries as currently conducted (the “OPCH Permits”), and all such OPCH Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case. OPCH and its subsidiaries are in compliance with the terms of the OPCH Permits and all Applicable Laws relating to OPCH and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such OPCH Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Neither OPCH nor any of its subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on OPCH or (ii) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.

(h)         Healthcare Matters; Data Privacy. Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole:

(i)         OPCH and its subsidiaries are, and since January 1, 2021 have been, in compliance with all Healthcare Laws. OPCH and its subsidiaries have not received any written, or to the knowledge of OPCH, oral, notice from any Governmental Entity regarding any alleged or actual material violation of Healthcare Laws.

(ii)         Neither OPCH nor any of its subsidiaries is or has been since January 1, 2022, (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, deferred prosecution agreement, monitoring agreement, Order or similar agreement with a Governmental Entity, (B) to the knowledge of OPCH, the subject of any unresolved investigation (other than ordinary-course licensure and accreditation surveys), program integrity review, targeted probe review, payment suspensions (actual or threatened), Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, claims review, or audit or, to the knowledge of OPCH, any investigation, conducted by any Payor or any federal, state or local Governmental Entity, (C) to the knowledge of OPCH, a defendant or named party in any qui tam/False Claims Act litigation, or (D) the subject of any voluntary self-disclosure to a Governmental Entity or Payor, and no such voluntary self-disclosures are planned or anticipated.

(iii)         Neither OPCH, nor any of its subsidiaries, nor any respective owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the knowledge of OPCH, OPCH Healthcare Professional, vendor or other personnel (whether employees or independent contractors) is currently or has been, or, to the knowledge of OPCH, threatened to be: (A) debarred, excluded or suspended from participating in any Governmental Health Program or subject to an investigation or proceeding that would reasonable be expected to result in such debarment, exclusion, or suspension; (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (C) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (D) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; (E) listed on the United States Food and Drug Administration Debarment List; or (F) subjected to any other debarment, exclusion, or sanction list or database.

(iv)         OPCH and its subsidiaries (A) have all Healthcare Permits necessary for the ownership and operation of its business as presently conducted, and each such Healthcare Permit is in full force and effect (B) are and since January 1, 2021 have been, in compliance with the terms of all Healthcare Permits necessary for the ownership and operation of its business, and (C) since January 1, 2021, neither OPCH nor its subsidiaries are (i) subject to any pending or unresolved action by or (ii) to the knowledge or OPCH, written or oral notice from, a Governmental Entity regarding a violation of any such Healthcare Permit which would result in the revocation withdrawal, suspension, cancellation, limitation or termination of any Healthcare Permit. OPCH has filed all reports and maintained all records required with respect to all Healthcare Permits by Applicable Laws, including all Healthcare Laws.

(v)         All employees and independent contractors of OPCH and its subsidiaries required by Applicable Laws, including any Healthcare Laws, to be licensed, certified, registered, accredited, or similarly approved by a Governmental Entity (each an “OPCH Healthcare Professional”) are, to the knowledge of OPCH, in compliance with such licensing requirements and any applicable supervision requirements and do not engage in activities subject to licensure or such other regulatory approval in jurisdictions in which such license or other regulatory approval is required but has not been obtained and maintained. To the knowledge of OPCH, no such OPCH Healthcare Professional has (A) had any professional license, Drug Enforcement Agency number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (B) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Entity, professional society, hospital, Payor or specialty board, (C) been the subject of any criminal complaint, indictment, or criminal proceedings while providing services to Amedisys or any subsidiary, or (D) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.

(vi)         OPCH and its subsidiaries currently maintain, and at all times since January 1, 2021 have maintained and implemented, a compliance program having elements of an effective corporate compliance and ethics program consistent with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services and the Department of Justice. There are no material outstanding compliance complaints, reports, or corrective actions, or ongoing internal compliance investigations.

(vii)         OPCH and each of its subsidiaries, as applicable, is eligible for participation and reimbursement in Governmental Health Programs and is in good standing with all Payors with which OPCH or its subsidiary is contracted. All billing practices (including, without limitation, billing, coding, documentation, filing and claims practices, and the related reports and filings) of OPCH and its subsidiaries are, and have been at all times since January 1, 2021, in compliance with Healthcare Laws and applicable Payor program rules, requirements, and conditions of participation. Each of OPCH and its subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments, discounts, or adjustments, which have become due, and there are no reimbursements, payment or payment rate appeals, disputes or contested positions, or any repayment obligations outstanding or otherwise pending before any Governmental Entity or material Payor and, to the knowledge of OPCH, none are threatened, and no repayment obligations are planned or anticipated. The right of OPCH and its subsidiaries to receive reimbursement from any material Payor has not been terminated, rescinded, revoked, suspended, or otherwise adversely affected, and remains so, as a result of any Action by a Governmental Entity or any Payor.

(viii)         Each of OPCH and each of its subsidiaries, as applicable, is, and at all times has been, in compliance with all Applicable Laws and requirements established by any Governmental Entity relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date of this Agreement, in each case listed by each tax identification number, as applicable, (ii) neither OPCH nor any subsidiary is currently the subject of a non-routine audit or, to the knowledge of OPCH, investigation or other inquiry by a Governmental Entity with respect to attestation, receipt or use of any Stimulus Funds by OPCH or a subsidiary and (iii) OPCH and each of its subsidiaries, as applicable, has timely submitted all documentation and reporting required to date with respect to receipt and retention of the Stimulus Funds and there are no outstanding payments due under the Medicare Accelerated and Advance Payment Program.

(ix)         OPCH, each of its subsidiaries, and to the knowledge of OPCH, their respective directors, managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives are operating, and since January 1, 2021 have operated, in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other Applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any Referral Source to OPCH or to a Referral Recipient.

(x)         Since January 1, 2021, OPCH and its subsidiaries is and has complied in all material respects with HIPAA, and has maintained a compliance program with the requisite physical, technical and administrative security safeguards to protect all “protected health information” created, collected or transmitted by OPCH and its subsidiaries. Since January 1, 2021, OPCH and its subsidiaries have not received any notices of, and there is no Action, or to the knowledge of OPCH, any inquiry or investigation pending or threatened with respect to any alleged “Breach” or material “Security Incident” (as each such term is defined by HIPAA) by OPCH, its subsidiaries, or each of its respective “workforce” (as defined by HIPAA). No “Breach” by OPCH, its subsidiaries or its “workforce” or any successful “Security Incident” has occurred with respect to any “protected health information” in the possession or under the control of OPCH e or its subsidiaries since January 1, 2021. OPCH and its subsidiaries have conducted a risk analysis as required by HIPAA within the last three (3) years, and no material vulnerabilities identified by such analyses remains outstanding as of the date of this Agreement. Each of OPCH and its subsidiaries have entered into a business associate agreement (as described by HIPAA at 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each: (i) “Business Associate” (as defined by HIPAA) that performs functions or activities that render the person or entity a Business Associate of OPCH or any of its subsidiaries; (ii) “Covered Entity” (as defined by HIPAA) for which OPCH or any of its subsidiaries performs functions or activities that render it a “Business Associate” of such Covered Entity; and (iii) “Subcontractor” (as defined by HIPAA) of OPCH or any of its subsidiaries that is a Business Associate. Neither OPCH nor any of its subsidiaries has materially breached any such business associate agreement and, to the knowledge of OPCH, no Business Associate or Subcontractor of OPCH or any of its subsidiaries has materially breached any such business associate agreement.

(i)         Corrupt Practices. Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, (i) since January 1, 2021, none of OPCH or its subsidiaries, nor, to the knowledge of OPCH, any director, officer, employee or agent of OPCH, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of OPCH, as of the date of this Agreement, neither OPCH nor any of its subsidiaries is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) OPCH and its subsidiaries maintain a commercially reasonable system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2021, neither OPCH nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(j)         Sanctions. Neither OPCH nor any of its subsidiaries, and, to the knowledge of OPCH, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the knowledge of OPCH, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of OPCH and its subsidiaries is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Amedisys nor any of its subsidiaries has, since January 1, 2021, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

(k)         Litigation. There is no Action pending or, to the knowledge of OPCH, threatened against or affecting OPCH or any of its subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to OPCH and its subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.

(l)         Benefit Plans.

(i)         Section 4.2(l)(i) of the OPCH Disclosure Letter is a complete and correct list of each material OPCH Benefit Plan. With respect to each material OPCH Benefit Plan, OPCH has made available, upon request, to Amedisys complete and correct copies of such OPCH Benefit Plan.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) each of the OPCH Benefit Plans has been established, maintained, operated and administered in accordance with its terms and in compliance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no OPCH Benefit Plan provides post-employment or retiree welfare benefits, including death or medical benefits (whether or not insured), other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions, distributions or other amounts payable by OPCH or its subsidiaries as of the Effective Time pursuant to each OPCH Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither OPCH nor any of its subsidiaries has engaged in a transaction in connection with which OPCH or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of OPCH, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the OPCH Benefit Plans or any trusts related thereto.

(iii)         None of OPCH or any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to or has any liability with respect to a plan subject to Title IV of ERISA or a Multiemployer Plan, including as a result of any complete or partial withdrawal from any Multiemployer Plan.

(iv)         Each of the OPCH Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Amedisys, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, all OPCH Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(vi)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) each OPCH Benefit Plan maintained by OPCH on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “OPCH Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each OPCH Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no OPCH Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any OPCH Foreign Plan.

(m)         Labor and Employment Matters.

(i)         Neither OPCH nor any of its subsidiaries are party to, or bound by, any Labor Agreement and no employees of OPCH or any of its subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with OPCH or any of its subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2021) strikes or lockouts with respect to any employees of OPCH or any of its subsidiaries, (ii) there is no (and has not been since January 1, 2021) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of OPCH, threatened in writing against OPCH or any of its subsidiaries, (iii) there is no (and has not been since January 1, 2021) slowdown, or work stoppage in effect or, to the knowledge of OPCH, threatened in writing, with respect to any employees of OPCH or any of its subsidiaries, and (iv) there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, OPCH and its subsidiaries are, and have been since January 1, 2021, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, neither OPCH nor any of its subsidiaries has received notice since January 1, 2021 of the intent of any Governmental Entity responsible for the enforcement of labor, employment and workers compensation insurance laws to conduct an investigation of OPCH or any of its subsidiaries and, to the knowledge of OPCH, no such investigation is in progress.

(iii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) OPCH and its subsidiaries have reasonably investigated all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of OPCH and its subsidiaries that have been reported to OPCH or any of its subsidiaries or of which OPCH or any of its subsidiaries are otherwise aware; (ii) neither OPCH nor its subsidiaries reasonably expects any significant liability with respect to any such allegations and is not aware of any allegations relating to any officer, director or Senior Vice President level employee of OPCH or any of its subsidiaries that, if known to the public, would bring OPCH or any of its subsidiaries into substantial disrepute; and (iii) to the knowledge of OPCH, no allegations of sexual harassment are pending against any key employee of OPCH or any of its subsidiaries.

(n)         Taxes.

(i)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH:

(A)         (1) All Tax Returns required to be filed by OPCH or any of its subsidiaries have been timely filed (taking into account extensions), (2) all such Tax Returns are true, complete and correct in all respects and (3) all Taxes due and payable (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by OPCH or any of its subsidiaries have been paid in full.

(B)         The OPCH Balance Sheet accrues all liabilities for Taxes with respect to all periods through such date in accordance with GAAP, and none of OPCH or its subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.

(C)         (1) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of OPCH or any of its subsidiaries, (2) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of OPCH or any of its subsidiaries, and (3) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to OPCH or any of its subsidiaries.

(D)         Neither OPCH nor any of its subsidiaries (1) is, or has been since January 1, 2010, a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was OPCH or any of its subsidiaries), (2) has any liability for the Taxes of any person (other than OPCH or any of its current or former subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor as a result of any transaction since January 1, 2010, by contract or otherwise (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (3) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).

(E)         None of the assets of OPCH or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(ii)	Within the past two years, neither OPCH nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(iii)	Neither OPCH nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.

(iv)         Neither OPCH nor any of its subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(o)         Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) all issuances, registrations, and applications for registration of all Intellectual Property owned by OPCH or its subsidiaries (the “OPCH Registered IP”) is subsisting, and, to the knowledge of OPCH, valid and enforceable; (ii) OPCH or one of its subsidiaries exclusively owns all OPCH Registered IP and all other Intellectual Property owned or purported to be owned by OPCH or its subsidiaries (collectively, the “OPCH Owned IP”); (iii) OPCH and its subsidiaries exclusively own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for or used in the operation of OPCH or its subsidiaries’ businesses, as currently conducted; (iv) to the knowledge of OPCH, OPCH, its subsidiaries, and the conduct of OPCH’s and its subsidiaries’ businesses as currently conducted do not, infringe, misappropriate, dilute or otherwise violate, and, since January 1, 2021, have not infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party; (v) no claims are, or have been since January 1, 2021, pending or, to the knowledge of OPCH, threatened in writing, alleging that OPCH or its subsidiaries have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party or challenging OPCH’s ownership or use of any OPCH Owned IP; (vi) to the knowledge of OPCH, no third party is infringing, misappropriating, diluting or otherwise violating, or since January 1, 2021 has infringed, misappropriated, diluted, or otherwise violated any OPCH Owned IP, (vii) OPCH and its subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality; (viii) to the knowledge of OPCH, there has been no unauthorized disclosure of any such trade secrets or confidential information by OPCH or any of its subsidiaries to any person; (ix) all employees, contractors or consultants who have contributed to the development of any material OPCH Owned IP for or on behalf of OPCH or any of OPCH’s subsidiaries have executed contracts that assign to OPCH or one of OPCH’s subsidiaries all of such person’s rights in and to such OPCH Owned IP (to the extent such rights are not transferred to OPCH or one of OPCH’s subsidiaries via operation of law); and (x) except as would be material to OPCH and its subsidiaries, taken as a whole, no software included in the OPCH Owned IP (“Owned OPCH Software”) (A) includes any Harmful Code or (B) is linked to by OPCH or its subsidiaries, or, to the knowledge of OPCH, by any other person or incorporates or is otherwise integrated by OPCH or its subsidiaries, or, to the knowledge of OPCH, by any other person, in each case with any Open Source Software or any modification or derivative thereof in a manner that (1) subjects such OPCH Owned Software to any obligations to make such software or source code therefor available to the public or to be licensed to third parties at no or minimal cost, (2) creates obligations for OPCH to grant, or purports to grant, to any person any rights or immunities under any OPCH Owned IP, or (3) that otherwise restricts the ability of OPCH to commercially exploit such OPCH Owned Software.

(p)         Information Technology; Data Protection. The IT Assets owned by, controlled by or otherwise used in the conduct of businesses of OPCH and its subsidiaries are sufficient for, and operate and perform as needed by OPCH and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for insufficiencies or failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Since January 1, 2021, to the knowledge of OPCH, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets owned by or controlled by OPCH or its subsidiaries or any other persons to the extent used by or on behalf of OPCH or its subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Since January 1, 2021, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) OPCH and its subsidiaries (1) have been in compliance with all Privacy and Security Requirements and any binding industry standards applicable to the industry in which each of OPCH or any of its subsidiaries operates, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect the IT Assets of OPCH and its subsidiaries, and the Personal Data and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss and damage, (B) there have been no Actions related to any Security Breaches, other data security incidents, or violations of any Privacy and Security Requirements by OPCH or any of its subsidiaries, and (C) none of OPCH or any of its subsidiaries have sent (or been required to send) or received any written notices to or from any Person or Governmental Entity relating to violations or potential violations of any Privacy and Security Requirements. To the knowledge of OPCH, since January 1, 2021, there has been no (x) unauthorized access, misuse of or damage to any IT Assets owned by or controlled by or otherwise used in the conduct of business of OPCH or any of its subsidiaries or (y) unauthorized access, use, misuse of, Processing or loss of, or damage to, any Personal Data maintained by or on behalf of OPCH or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH.

(q)         Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither OPCH nor any of its subsidiaries is a party to or bound by (in each case, excluding any OPCH Benefit Plan):

(i)         any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)        any contract involving payment by or to OPCH or its subsidiaries of more than $100,000,000 in the year ended December 31, 2022 or that is expected to involve payment by or to OPCH or its subsidiaries of more than $100,000,000 for the year ended December 31, 2023;

(iii)       contracts with any Payor involving payment by or to OPCH or its subsidiaries of more than $100,000,000 in the year ended December 31, 2022 or that is expected to involve payment to OPCH or its subsidiaries of more than $100,000,000 for the year ended December 31, 2023;

(iv)       contracts with a Governmental Entity, pursuant to which OPCH or a subsidiary received payments from any Governmental Entity in excess of $100,000,000 for the year ended December 31, 2022 or is expected to receive payments from any Governmental Entity in excess of $100,000,000 for the year ended December 31, 2023;

(v)        any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of OPCH or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by OPCH or any of its subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $225,000,000 in the aggregate and (B) intercompany indebtedness among OPCH and its wholly owned subsidiaries in the ordinary course of business);

(vi)       any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement, in each case other than any such agreement solely between or among OPCH and its wholly owned subsidiaries; or

(vii)      any acquisition or divestiture contract that would reasonably be expected to result in the receipt or making by OPCH or any of its subsidiaries of future payments in excess of $15,000,000, other than contracts solely between or among OPCH and its wholly owned subsidiaries; (i) through (vii), collectively, the “OPCH Material Contracts”)

True, correct and complete copies of each OPCH Material Contract have been made available to Amedisys. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) neither OPCH nor any subsidiary of OPCH is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any OPCH Material Contract to which it is a party or by which it is bound, (ii) to the knowledge of OPCH, no other party to any OPCH Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any OPCH Material Contract and (iii) each OPCH Material Contract is (A) a valid and binding obligation of the OPCH or any subsidiary of OPCH that is a party thereto, as applicable, and, to the knowledge of the OPCH, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither OPCH nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of OPCH, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any OPCH Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OPCH. Neither OPCH nor any of its subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to OPCH and its subsidiaries any OPCH Material Contract.

(r)         Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) OPCH and each of its subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws, and neither OPCH nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that OPCH or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) OPCH and each of its subsidiaries have obtained all Environmental Permits, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and OPCH and its subsidiaries are and since January 1, 2021 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of OPCH, threatened in writing against OPCH or any of its subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for OPCH or its subsidiaries under any Environmental Laws and (v) neither OPCH nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.

(s)         Voting Requirements. The approval of the OPCH Share Issuance by the affirmative vote of a majority of the votes cast by holders of OPCH Common Stock entitled to vote thereon and the adoption of the OPCH Charter Amendment by the affirmative vote of a majority of all outstanding shares of OPCH Common Stock entitled to vote thereon (collectively the “OPCH Stockholder Approvals”), at the OPCH Stockholders Meeting, is necessary to approve the OPCH Share Issuance and adopt the OPCH Charter Amendment. The OPCH Stockholder Approvals are the only votes of holders of any securities of OPCH necessary to approve the transactions contemplated by this Agreement.

(t)         Opinion of Financial Advisors. The Board of Directors of OPCH has received the opinion of Goldman Sachs & Co. LLC (the “OPCH Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to OPCH (it being agreed that such opinion is for the benefit of the Board of Directors of OPCH and, for the avoidance of doubt, may not be relied upon by Amedisys, any of its Affiliates or any other person). A true and complete copy of the signed, written opinion of the OPCH Financial Advisor will promptly following receipt by OPCH be made available to Amedisys after the date hereof for informational purposes only.

(u)         Brokers. Except for fees payable to the OPCH Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of OPCH.

(v)         Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by OPCH. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the Merger Sub Stockholder Approval. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Amedisys, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions. The affirmative vote by OPCH, in its capacity as the sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent in favor of adopting this Agreement (the “Merger Sub Stockholder Approval”) is the only vote of the holders of any class or series of Merger Sub’s capital stock prior to the Effective Time, or any holder of any other security of Merger Sub, necessary to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby, and the execution and delivery by OPCH, in its capacity as sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent, of the written consent in the form attached hereto as Exhibit D (the “Merger Sub Written Consent”) will satisfy the Merger Sub Stockholder Approval and will be sufficient to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and Merger Sub’s organizational documents.

(w)         No Other Representations.

(i)         Except for the express written representations and warranties made in this Section 4.2 (as qualified by the OPCH Disclosure Letter or the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, neither OPCH nor Merger Sub or any other person acting on behalf of OPCH or its subsidiaries makes any express or implied representation or warranty with respect to OPCH or its subsidiaries or their respective affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and OPCH and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither OPCH nor Merger Sub or any other person makes or has made any express or implied representation or warranty to Amedisys or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to OPCH or any of its subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Section 4.2 (as qualified by the OPCH Disclosure Letter or the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, any oral or written information presented to Amedisys or any of its affiliates or representatives in the course of their due diligence investigation of OPCH or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, OPCH and Merger Sub acknowledge and agree that neither Amedisys nor any other person acting on behalf of Amedisys, its subsidiaries or the Amedisys Provider JVs has made, is making, or is authorized to make, and OPCH and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Amedisys, its subsidiaries or the Amedisys Provider JVs whatsoever, express or implied, beyond those expressly given by Amedisys in writing in Section 4.1 (as qualified by the Amedisys Disclosure Letter or the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Amedisys, its subsidiaries or the Amedisys Provider JVs furnished or made available to OPCH or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, OPCH and Merger Sub acknowledge that, except as expressly provided in Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to OPCH and Merger Sub or any of their representatives.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.           Conduct of Business.

(a)         Conduct of Business by Amedisys. Except for matters set forth in Section 5.1(a) of the Amedisys Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as Amedisys keeps OPCH reasonably informed of, and to the extent reasonably practicable, consults with OPCH prior to the taking of, any material action with respect to such COVID-19 Measures) or as otherwise consented to by OPCH in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Amedisys (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 5.1(a)(y) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its subsidiaries to:

(i)         (A) other than dividends and distributions by a direct or indirect subsidiary wholly owned by Amedisys payable to another direct or indirect subsidiary wholly owned by Amedisys or payable to Amedisys, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any Equity Securities of Amedisys or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Securities of Amedisys or (C) purchase, redeem or otherwise acquire any Equity Securities of Amedisys (other than the acquisition of shares upon the vesting, exercise or settlement of an Amedisys Equity Award outstanding on the date of this Agreement in accordance with their terms in effect on the date of this Agreement or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Amedisys Equity Awards in effect on the date of this Agreement), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Amedisys’s wholly owned subsidiaries, actions or transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries;

(ii)         issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Equity Securities (other than (A) in connection with the settlement or exercise of Amedisys Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Amedisys Equity Awards in effect on the date of this Agreement, (B) as required under the terms of any Amedisys Benefit Plan in effect on the date of this Agreement, as permitted by this Agreement, or pursuant to Section 3.1(b) of this Agreement and (C) solely with respect to the capital stock or other securities of Amedisys’s wholly owned subsidiaries, transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries), or enter into any agreement with respect to the voting of, any of Amedisys’s capital stock;

(iii)         (A) other than (x) in the ordinary course of business consistent with past practice (provided, that the exception in this clause (A) (x) shall not apply to contracts for indebtedness for borrowed money which shall be subject to Section 5.1(a)(vi)), (y) the Amedisys Material Contract set forth on Section 5.1(a)(iii)(A) of the Amedisys Disclosure Letter or (z) expirations of any Amedisys Material Contract in accordance with the terms and conditions contained therein, (1) amend or waive any material provision of any Amedisys Material Contract, (2) enter into any contract that would have been an Amedisys Material Contract had it been in effect as of the date of this Agreement or (3) renew any Amedisys Material Contract (other than on terms that are no less favorable, in the aggregate, to Amedisys), (B) other than the expiration of any Amedisys Material Contract in accordance with the terms and conditions contained therein, terminate any Amedisys Material Contract or (C) acquire any material assets, other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice;

(iv)         acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, except (A) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries or (B) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $10,000,000;

(v)         transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for Permitted Liens), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material Intellectual Property) except (A) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries, (B) for dispositions of obsolete or worthless equipment in the ordinary course of business, (C) for dispositions, abandonments, waivers, failures to renew or maintain or lapse of any Intellectual Property in the ordinary course of business or as determined by Amedisys or any of its subsidiaries in the exercise of its reasonable business judgment, (D) in one or more transactions with respect to which the aggregate fair market value of such assets for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $10,000,000 (provided that this clause (D) shall not apply with respect to surrenders, cancellations, abandonments or lapses), (E) the expiration of Intellectual Property at the end of its maximum statutory duration in accordance with its statutory terms (after exercising any renewal rights or options except if Amedisys or any of its subsidiaries, in the exercise of its reasonable business judgement, opts not to so exercise) or (F) the non-exclusive license of Intellectual Property in the ordinary course of business consistent with past practice;

(vi)         create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of this Agreement under Amedisys’s current borrowing agreements that does not, at any time, exceed $20,000,000 in the aggregate and (B) for any inter-company indebtedness solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries;

(vii)         other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)) and subject to the requirements set forth in Section 5.1(a)(vii) of the Amedisys Disclosure Letter, settle, pay, discharge or satisfy any Action, other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.12) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Amedisys or its subsidiaries of not more than $1,000,000 individually or $5,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such Actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Amedisys or any of its Subsidiaries and the payment of monies by Amedisys and its subsidiaries that are not more than $500,000 individually or $2,500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) and (2) does not involve any admission of guilt or impose any non de-minimis restrictions or non de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Amedisys or any of its subsidiaries, whether before, on or after the Effective Time;

(viii)     make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in either case, relating to a material amount of Taxes, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice;

(ix)        except as set forth on Section 5.1(a)(ix) of the Amedisys Disclosure Letter or as required under the terms of any Amedisys Benefit Plan or Labor Agreement applicable to Amedisys or any of its subsidiaries, in each case, as in effect on the date of this Agreement, (A) (I) increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000, or (II) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, (B) enter into, adopt, amend, terminate or modify any Amedisys Benefit Plan (or any arrangement that would be an Amedisys Benefit Plan if in effect on the date hereof), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any Amedisys severance plan maintained for employees at the level of vice president and above, (F) hire, promote or terminate (other than for “cause”) any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000, (G) forgive any material loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of Amedisys or any subsidiary of Amedisys; or (H) announce or commit to take any of the actions set forth in this Section 5.1(a)(ix); provided, however, that the foregoing clauses (A) and (H) shall not restrict Amedisys or any of its subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a vacant position whose annualized base compensation will be less than $250,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of Amedisys and does not contain any change in control, equity or severance benefits;

(x)        change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xi)        make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 100% of the amount set forth on Section 5.1(a)(xi) of the Amedisys Disclosure Letter;

(xii)      other than in the ordinary course of business consistent with past practice, voluntarily terminate, suspend, abrogate, amend or modify any Amedisys Permit in a manner materially adverse to Amedisys and its subsidiaries;

(xiii)      (A) amend the Certificate of Incorporation of Amedisys or Bylaws of Amedisys or any similar organizational documents of Amedisys’s subsidiaries (other than immaterial amendments to the organizational documents of any subsidiary of Amedisys that would not and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby), (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than, in the case of this clause (C), in with respect to subsidiaries with de minimis assets and liabilities); provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations solely involving wholly owned subsidiaries of Amedisys that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement or increase the risk of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any Governmental Entity;

(xiv)      (A) amend, modify, extend, terminate, or enter into any material Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Amedisys or its subsidiaries; or

(xv)       authorize, or commit or agree to take, any of the foregoing actions.

(b)         Conduct of Business by OPCH. Except for matters set forth in Section 5.1(b) of the OPCH Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as OPCH keeps Amedisys reasonably informed of, and to the extent reasonably practicable, consults with Amedisys prior to the taking of, any material action with respect to such COVID-19 Measures) or as otherwise consented to by Amedisys in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, OPCH (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 5.1(b)(y) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its subsidiaries to:

(i)         (A) other than dividends and distributions by a direct or indirect subsidiary wholly owned by OPCH payable to another direct or indirect subsidiary wholly owned by OPCH or payable to OPCH, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii)         change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(iii)       (A) amend the Certificate of Incorporation of OPCH or Bylaws of OPCH, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; (other than, in the case of this clause (C), in with respect to subsidiaries with de minimis assets and liabilities); provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving wholly owned subsidiaries of OPCH that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement or increase the risks of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any Governmental Entity;

(iv)       authorize, or commit or agree to take, any of the foregoing actions.

(c)         No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give OPCH or Merger Sub, directly or indirectly, the right to control or direct the operations of Amedisys or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Amedisys, directly or indirectly, the right to control or direct the operations of OPCH or its subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of OPCH, Merger Sub and Amedisys shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.2.           No Solicitation by Amedisys.

(a)         Amedisys shall not, and shall cause its affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and its controlled affiliates’ other Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Amedisys Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than OPCH or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Amedisys Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute or would reasonably be expected to lead to an Amedisys Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Amedisys or its subsidiaries (provided that Amedisys shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Amedisys Alternative Transaction to the Amedisys Board on a confidential nonpublic basis and solely to the extent the Amedisys Board determines in good faith that the failure to do so would be inconsistent with the Amedisys Board’s fiduciary duties under applicable Law, so long as Amedisys promptly (and in any event within twenty-four (24) hours) notifies OPCH in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided that if, after the date hereof but at any time prior to obtaining the Amedisys Stockholder Approval, Amedisys receives a bona fide written proposal that did not result from a breach of this Section 5.2(a) the consummation of which would constitute an Amedisys Alternative Transaction, and the Board of Directors of Amedisys determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes or could reasonably be expected to result in an Amedisys Superior Proposal, subject to compliance with Section 5.2(c), Amedisys and its Representatives may (A) furnish information with respect to Amedisys and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to OPCH or is provided to OPCH prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable in any material respect to Amedisys than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (I) include any provision calling for an exclusive right to negotiate with Amedisys or (II) provide for the reimbursement by Amedisys or any of its subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit Amedisys from complying with its obligations under this Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Amedisys Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than OPCH and its subsidiaries (such person (or group of persons), an “Amedisys Third Party”), or the direct or indirect stockholders of such Amedisys Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Amedisys Common Stock or other Equity Securities of Amedisys representing 20% or more of the equity or voting power of Amedisys (or the resulting company), (2) any transaction or series of transactions pursuant to which any Amedisys Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Amedisys and any entity surviving any merger or combination including any of them) or businesses of Amedisys or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys and its subsidiaries taken as a whole or (3) any disposition of assets to an Amedisys Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys and its subsidiaries, taken as a whole. For purposes of this Agreement, an “Amedisys Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an Amedisys Third Party to enter into an Amedisys Alternative Transaction (with all references to 20% in the definition of Amedisys Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.2(a), (B) is on terms that the Board of Directors of Amedisys determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Amedisys’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by OPCH in response to such proposal to enter into an Amedisys Alternative Transaction and the identity of the person making such proposal to enter into an Amedisys Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. Amedisys agrees that any violations of the restrictions set forth in this Section 5.2 by any of its officers (or its officers’ direct reports) or directors, or any investment banker or financial advisor, retained by and acting on behalf of Amedisys will be deemed to be a breach of this Section 5.2 by Amedisys.

(b)         Except as permitted by this Section 5.2(b) or Section 5.2(d), neither the Board of Directors of Amedisys nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to OPCH, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Amedisys Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Amedisys in favor of this Agreement and the Merger, (iv) fail to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of Amedisys Common Stock (or, if earlier, at least two business days prior to the Amedisys Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Amedisys Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten business days of OPCH’s written request to do so (or, if earlier, at least two business days prior to the Amedisys Stockholders’ Meeting) following the public announcement of any Amedisys Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that OPCH shall not be entitled to make such written request, and the Board of Directors of Amedisys shall not be required to make such reaffirmation, more than once with respect to any particular Amedisys Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “Amedisys Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Amedisys Stockholder Approval, the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received an Amedisys Superior Proposal, the Board of Directors of Amedisys may effect an Amedisys Recommendation Change if (A) the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Amedisys has notified OPCH in writing that it intends to effect an Amedisys Recommendation Change pursuant to this Section 5.2(b), (C) Amedisys has provided OPCH with a copy of the proposed definitive agreements and other proposed transaction documentation between Amedisys and the person making such Amedisys Superior Proposal and the identity of the person making such Amedisys Superior Proposal, (D) for a period of five business days following the notice delivered pursuant to clause (B) of this Section 5.2(b), Amedisys shall have discussed and negotiated in good faith and made Amedisys’s Representatives available to discuss and negotiate in good faith (in each case to the extent OPCH desires to negotiate) with OPCH’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an Amedisys Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any Amedisys Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three business days following delivery of such new notice from Amedisys to OPCH and (II) the expiration of the original five business day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of Amedisys shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the Amedisys Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes an Amedisys Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of Amedisys nor any committee thereof shall cause or permit Amedisys or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any Amedisys Alternative Transaction or requiring, or reasonably likely to cause, Amedisys to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.2(a)).

(c)         In addition to the obligations of Amedisys set forth in Section 5.2(a) and Section 5.2(b), Amedisys shall promptly, and in any event within twenty-four hours of receipt by a member of the Board of Directors of Amedisys or an executive officer of Amedisys (or if received by another Representative of Amedisys, the time such person became aware thereof), advise OPCH orally and in writing of any request for information, proposal or inquiry relating to an Amedisys Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Amedisys shall (i) keep OPCH reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to OPCH as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Amedisys or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.

(d)         Other than in connection with an Amedisys Superior Proposal (which shall be subject to Section 5.2(b) and shall not be subject to this Section 5.2(d)), prior to obtaining the Amedisys Stockholder Approval, the Board of Directors of Amedisys may, solely in response to an Amedisys Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.2(b), only if (i) the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Amedisys has notified OPCH in writing that it intends to effect such an Amedisys Recommendation Change (under clauses (i) or (iii) of Section 5.2(b)) pursuant to this Section 5.2(d) (which notice shall specify the facts and circumstances providing the basis of the Amedisys Intervening Event and for the determination by the Board of Directors of Amedisys to effect an Amedisys Recommendation Change under clauses (i) or (iii) of Section 5.2(b) in reasonable detail), (iii) for a period of five business days following the notice delivered pursuant to clause (ii) of this Section 5.2(d), Amedisys shall have discussed and negotiated in good faith and made Amedisys’s Representatives available to discuss and negotiate in good faith (in each case to the extent OPCH desires to negotiate) with OPCH’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Amedisys (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) three business days following delivery of such new notice from Amedisys to OPCH and (B) the expiration of the original five business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of Amedisys shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Amedisys Intervening Event” means an event or circumstance with respect to Amedisys or any of its subsidiaries that materially improves the business, assets, operations or prospects of Amedisys and its subsidiaries, taken as a whole, and that (1) was not known or reasonably foreseeable to the Board of Directors of Amedisys on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Amedisys on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Amedisys prior to the Amedisys Stockholder Approval; (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Amedisys Alternative Transaction, or the consequences thereof; (3) does not relate to the fact, in and of itself, that Amedisys meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Amedisys Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); (4) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement; (5) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement; and (6) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(e)         Nothing contained in this Section 5.2 shall prohibit Amedisys from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Amedisys stockholders that is required by applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an Amedisys Recommendation Change shall be subject to the provisions of Section 5.2(b); provided, further, that a “stop, look and listen” communication by Amedisys pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Amedisys Recommendation Change so long as any such communication states that the recommendation of the Board of Directors of Amedisys in favor of this Agreement and the Merger continues to be in effect (unless, prior to the time of such public disclosure, an Amedisys Recommendation Change has been made in compliance with Section 5.2(b)).

Section 5.3.        No Solicitation by OPCH.

(a)         OPCH shall not, and shall cause its affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and its controlled affiliates’ other Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an OPCH Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than Amedisys and its Representatives) that may be ongoing with respect to a proposal for an OPCH Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in, or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute or would reasonably be expected to lead to an OPCH Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of OPCH or its subsidiaries (provided that OPCH shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an OPCH Alternative Transaction to the OPCH Board on a confidential nonpublic basis and solely to the extent the OPCH Board determines in good faith that the failure to do so would be inconsistent with the OPCH Board’s fiduciary duties under applicable Law, so long as OPCH promptly (and in any event within twenty-four (24) hours) notifies Amedisys in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided that if, after the date hereof but at any time prior to obtaining the OPCH Stockholder Approvals, OPCH receives a bona fide written proposal that did not result from a breach of this Section 5.3(a) the consummation of which would constitute an OPCH Alternative Transaction, and the Board of Directors of OPCH determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes or could reasonably be expected to result in an OPCH Superior Proposal, subject to compliance with Section 5.3(c), OPCH and its Representatives may (A) furnish information with respect to OPCH and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Amedisys or is provided to Amedisys prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable in any material respect to OPCH than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (I) include any provision calling for an exclusive right to negotiate with OPCH or (II) provide for the reimbursement by OPCH or any of its subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit OPCH from complying with its obligations under this Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “OPCH Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than Amedisys and its subsidiaries (such person (or group of persons), an “OPCH Third Party”), or the direct or indirect stockholders of such OPCH Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of OPCH Common Stock or other Equity Securities of OPCH representing 20% or more of the equity or voting power of OPCH (or the resulting company), (2) any transaction or series of transactions pursuant to which any OPCH Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of OPCH and any entity surviving any merger or combination including any of them) or businesses of OPCH or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of OPCH and its subsidiaries taken as a whole or (3) any disposition of assets to an OPCH Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of OPCH and its subsidiaries, taken as a whole. For purposes of this Agreement, an “OPCH Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an OPCH Third Party to enter into an OPCH Alternative Transaction (with all references to 20% in the definition of OPCH Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.3(a), (B) is on terms that the Board of Directors of OPCH determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to OPCH’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by Amedisys in response to such proposal to enter into an OPCH Alternative Transaction and the identity of the person making such proposal to enter into an OPCH Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. OPCH agrees that any violations of the restrictions set forth in this Section 5.3 by any of its officers (or its officers’ direct reports) or its directors or any investment banker or financial advisor, retained by and acting on behalf of, OPCH will be deemed to be a breach of this Section 5.3 by OPCH.

(b)         Except as permitted by this Section 5.3(b) or Section 5.3(d), neither the Board of Directors of OPCH nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Amedisys, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any OPCH Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of OPCH in favor of the OPCH Share Issuance and OPCH Charter Amendment, (iv) fail to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of OPCH Common Stock (or, if earlier, at least two business days prior to the OPCH Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of OPCH Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten business days of Amedisys’s written request to do so (or, if earlier, at least two business days prior to the OPCH Stockholders’ Meeting) following the public announcement of any OPCH Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Amedisys shall not be entitled to make such written request, and the Board of Directors of OPCH shall not be required to make such reaffirmation, more than once with respect to any particular OPCH Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “OPCH Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the OPCH Stockholder Approvals, the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received an OPCH Superior Proposal, the Board of Directors of OPCH may effect an OPCH Recommendation Change if (A) the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) OPCH has notified Amedisys in writing that it intends to effect an OPCH Recommendation Change pursuant to this Section 5.3(b), (C) OPCH has provided Amedisys with a copy of the proposed definitive agreements and other proposed transaction documentation between OPCH and the person making such OPCH Superior Proposal and the identity of the person making such OPCH Superior Proposal, (D) for a period of five business days following the notice delivered pursuant to clause (B) of this Section 5.3(b), OPCH shall have discussed and negotiated in good faith and made OPCH’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amedisys desires to negotiate) with Amedisys’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an OPCH Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any OPCH Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three business days following delivery of such new notice from OPCH to Amedisys and (II) the expiration of the original five business day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of OPCH shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the OPCH Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes an OPCH Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of OPCH nor any committee thereof shall cause or permit OPCH or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any OPCH Alternative Transaction or requiring, or reasonably likely to cause, OPCH to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.3(a)).

(c)         In addition to the obligations of OPCH set forth in Section 5.3(a) and Section 5.3(b), OPCH shall promptly, and in any event within twenty-four hours of receipt by a member of the Board of Directors of OPCH or an executive officer of OPCH (or if received by another Representative of OPCH, the time such person became aware thereof), advise Amedisys orally and in writing of any request for information, proposal or inquiry relating to an OPCH Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. OPCH shall (i) keep Amedisys reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Amedisys as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between OPCH or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.

(d)         Other than in connection with an OPCH Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(d)), prior to obtaining the OPCH Stockholder Approvals, the Board of Directors of OPCH may, solely in response to an OPCH Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.3(b), only if (i) the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) OPCH has notified Amedisys in writing that it intends to effect such an OPCH Recommendation Change (under clauses (i) or (iii) of Section 5.3(b)) pursuant to this Section 5.3(d) (which notice shall specify the facts and circumstances providing the basis of the OPCH Intervening Event and for the determination by the Board of Directors of OPCH to effect an OPCH Recommendation Change under clauses (i) or (iii) of Section 5.3(b) in reasonable detail), (iii) for a period of five business days following the notice delivered pursuant to clause (ii) of this Section 5.3(d), OPCH shall have discussed and negotiated in good faith and made OPCH’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amedisys desires to negotiate) with Amedisys’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of OPCH (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) three business days following delivery of such new notice from OPCH to Amedisys and (B) the expiration of the original five business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of OPCH shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “OPCH Intervening Event” means an event or circumstance with respect to OPCH or any of its subsidiaries that materially improves the business, assets, operations or prospects of OPCH and its subsidiaries, taken as a whole, and that (1) was not known or reasonably foreseeable to the Board of Directors of OPCH on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of OPCH on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of OPCH prior to the OPCH Stockholder Approvals; (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an OPCH Alternative Transaction, or the consequences thereof; (3) does not relate to the fact, in and of itself, that OPCH meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the OPCH Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); (4) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement; (5) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement; and (6) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(e)         Nothing contained in this Section 5.3 shall prohibit OPCH from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the OPCH stockholders that is required by applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an OPCH Recommendation Change shall be subject to the provisions of Section 5.3(b); provided, further, that a “stop, look and listen” communication by OPCH pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be an OPCH Recommendation Change so long as any such communication states that the recommendation of the Board of Directors of OPCH in favor of the OPCH Share Issuance and OPCH Charter Amendment continues to be in effect (unless, prior to the time of such public disclosure, an OPCH Recommendation Change has been made in compliance with Section 5.3(b)).

Article VI
ADDITIONAL AGREEMENTS

Section 6.1.        Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a)         As soon as reasonably practicable following the date of this Agreement, Amedisys and OPCH shall prepare the Form S-4 and the Joint Proxy Statement/Prospectus, and OPCH shall file the Form S-4, which shall include the Joint Proxy Statement/Prospectus as a prospectus, with the SEC. The parties shall consult each other in connection with setting a preliminary record date for each of the Amedisys Stockholders Meeting and the OPCH Shareholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Amedisys and OPCH shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Amedisys and OPCH shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement/Prospectus received from the SEC. OPCH and Amedisys shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus prior to filing such with the SEC. No filing of, or amendment or supplement to, the Form S-4 will be made by OPCH, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by OPCH or Amedisys, in each case without providing the other with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity or the transactions contemplated hereby; and provided, further, that this review and comment right shall not apply with respect to information relating to an Amedisys Recommendation Change or an OPCH Recommendation Change. Amedisys shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Amedisys’s stockholders, and OPCH shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to OPCH’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement/Prospectus or comments on the Form S-4 or the Joint Proxy Statement/Prospectus and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Amedisys, OPCH or any of their respective affiliates, officers or directors, should be discovered by Amedisys or OPCH that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Amedisys and OPCH.

(b)         Amedisys shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Amedisys Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the Amedisys Stockholder Approval and shall, subject to the provisions of Section 5.2(b) and Section 5.2(d), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Amedisys may only postpone or adjourn the Amedisys Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Amedisys Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Amedisys has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Amedisys prior to the Amedisys Stockholders Meeting.

(c)         OPCH shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “OPCH Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the OPCH Stockholder Approvals and shall, subject to the provisions of Section 5.3(b) and Section 5.3(d), through its Board of Directors, recommend to its stockholders the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment. OPCH may only postpone or adjourn the OPCH Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the OPCH Stockholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that OPCH has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of OPCH prior to the OPCH Stockholders Meeting.

(d)         Amedisys and OPCH shall use reasonable best efforts to hold the Amedisys Stockholders Meeting and the OPCH Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e)         Subject to the terms and conditions of this Agreement, including Section 5.2 and Section 5.3, Amedisys and OPCH shall use reasonable best efforts to (i) solicit from Amedisys’s stockholders (in the case of Amedisys) and OPCH’s stockholders (in the case of OPCH) proxies in favor of the Amedisys Stockholder Approval and the OPCH Stockholder Approvals, respectively, and (ii) take all other action necessary or advisable to secure the Amedisys Stockholder Approval and the OPCH Stockholder Approvals, respectively.

(f)         The only matters to be voted upon at each of the Amedisys Stockholders Meeting and the OPCH Stockholders Meeting are (i) the Merger, in the case of the Amedisys Stockholders Meeting, and the OPCH Share Issuance and the OPCH Charter Amendment, in the case of the OPCH Stockholders Meeting, (ii) compensatory arrangements between Amedisys and its executive officers relating to the Merger (on a non-binding, advisory basis), in the case of the Amedisys Stockholders Meeting, and (iii) any adjournment or postponement of the Amedisys Stockholders Meeting or the OPCH Stockholders Meeting, as applicable, for a reasonable period to solicit additional proxies, if deemed necessary by Amedisys or OPCH, respectively, and (iv) any other matters that are (I) required by Applicable Law or the Bylaws of OPCH or Amedisys, as applicable, or (II) if so desired and mutually agreed on, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.

(g)         Without limiting the generality of the foregoing, (i) OPCH agrees that its obligations pursuant to this Section 6.1 to hold the OPCH Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to OPCH or any other person of any OPCH Alternative Transaction or the making of an OPCH Recommendation Change and (ii) Amedisys agrees that its obligations pursuant to this Section 6.1 to hold the Amedisys Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Amedisys or any other person of any Amedisys Alternative Transaction or the making of an Amedisys Recommendation Change.

(h)         Each of Amedisys and OPCH agrees that none of the information supplied or to be supplied by such party (or its subsidiaries) for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to OPCH's or Amedisys's stockholders or at the time of the OPCH Stockholders Meeting or the Amedisys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Amedisys and OPCH will cause the Form S-4 and the Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no covenant is made by either Amedisys or OPCH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the other party (or its subsidiaries) for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.

Section 6.2.        Access to Information; Confidentiality. Subject to the Confidentiality Agreement, Applicable Law and any applicable COVID-19 Measures, and solely for the purposes of furthering the Merger, upon reasonable notice, Amedisys shall, and shall cause its subsidiaries to, and OPCH shall, and shall cause its subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, Amedisys shall, and shall cause its subsidiaries to, and OPCH shall, and shall cause its subsidiaries to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided, that the foregoing shall not require Amedisys or OPCH to disclose any information pursuant to this Section 6.2 to the extent that (i) such disclosure contravenes any Applicable Law or Order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Amedisys or OPCH, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 6.3.        Reasonable Best Efforts.

(a)         Subject to the terms and conditions of this Agreement, OPCH and Amedisys will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by this Agreement, including the Merger) as promptly as reasonably practicable: (i) obtaining all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are necessary, proper or advisable, (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are necessary, proper or advisable, (iii) taking all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity or other person, (iv) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of this Agreement. Each of OPCH and Amedisys shall, in consultation and cooperation with the other and as promptly as reasonably practicable (but in no event later than as required by Applicable Law, or later than ten business days from the date of this Agreement with respect to its filing under the HSR Act) make its filing under the HSR Act and any filings set forth on Section 7.1(c) of the OPCH Disclosure Letter. Neither OPCH nor Amedisys will withdraw any such filings or applications without the prior written consent of the other party. Notwithstanding anything to the contrary contained in this Agreement, neither OPCH nor Amedisys, nor any of their respective subsidiaries, shall be required to (and Amedisys shall not, without OPCH’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-Governmental Entity third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b)         In connection with and without limiting the efforts referenced in Section 6.3(a), OPCH and Amedisys shall jointly develop, and OPCH and Amedisys shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law. Each of OPCH and Amedisys shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (iii) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity, or, in connection with any Action initiated by a private party, to any other person. Each of OPCH and Amedisys shall promptly make an appropriate response to any request for information, documentation, other material, or testimony by any Governmental Entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective subsidiaries from any Governmental Entity in connection with such filings, submissions or in connection with proceedings under or relating to any Antitrust Law. Each of OPCH and Amedisys shall, in connection with the transactions contemplated by this Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any Governmental Entity, or, in connection with any Action by a private party, with any other person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

(c)         Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, each party shall not (and shall ensure that its subsidiaries do not), consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or materially increase the risk of not obtaining any action, consent, approval, registration, waiver, permit, authorization, order expiration or termination of waiting periods or other confirmations from any Governmental Entity that is a condition to the Closing pursuant to Section 7.1(b) or Section 7.1(c).

Section 6.4.        Indemnification, Exculpation and Insurance.

(a)         OPCH agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, members, managers, employees or agents of Amedisys or any subsidiary of Amedisys (determined as of the Effective Time) (the “Existing Indemnified Parties”) as provided in the organizational documents of Amedisys and any of its subsidiaries or any indemnification contract between such directors or officers and Amedisys (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to OPCH prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and OPCH shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the organizational documents of Amedisys and any of its subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, OPCH shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

(b)         From and after the Effective Time, OPCH agrees that it will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the current or former directors or officers of Amedisys or any subsidiary of Amedisys (the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and the Surviving Corporation shall also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under Applicable Law (subject to the execution of an undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that the D&O Indemnified Party is not entitled to be indemnified under this Section 6.4(b)). In the event of any such actual or alleged Action, OPCH and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such actual or alleged Action. None of OPCH, the Surviving Corporation nor any of their respective affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Action for which indemnification may be sought by an D&O Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such Action.

(c)         The Surviving Corporation shall (and OPCH shall cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect Amedisys’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as Amedisys’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 6.4(c), the Surviving Corporation shall not be obligated to (A) pay annual premiums in excess of 300% of the amount paid by Amedisys for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (such 300% amount, the “Maximum Premium”) or (B) incur an aggregate cost for the Tail Policy in excess of the Maximum Premium. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premium or the aggregate cost for such Tail Policy exceeds the Maximum Premium, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premium or an aggregate cost for such Tail Policy not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as Amedisys’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, prior to the Effective Time Amedisys may and, at OPCH’s request, shall use reasonable best efforts to, purchase the Tail Policy; provided, that the aggregate cost for such Tail Policy shall not exceed the Maximum Premium. If Amedisys purchases the Tail Policy prior to the Effective Time, the Surviving Corporation shall (and OPCH shall cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)         The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing contained in this Section 6.4 shall be construed or interpreted to release, waive or impair any other right to director and officer liability insurance claims under any policy that is or has been in existence with respect to Amedisys and its subsidiaries and the rights contained in this Section 6.4 shall be deemed to be additional to, and not in lieu of or in substitution for any claims under any such policies or other rights to indemnification, advancement or contribution.

(e)         In the event that OPCH or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of OPCH or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

Section 6.5.        Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger are consummated, except that each of OPCH and Amedisys shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (c) the filings and notices required to obtain the consents of any Governmental Entity listed on Section 7.1(c) of the OPCH Disclosure Letter.

Section 6.6.        Public Announcements. Amedisys and OPCH shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 6.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) an Amedisys Recommendation Change (or any responses thereto) or OPCH Recommendation Change (or any responses thereto), or any communication regarding an Amedisys Alternative Transaction in accordance with Section 5.2(e) or regarding an OPCH Alternative Transaction in accordance with Section 5.3(e), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby consistent in all material respects with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 6.6.

Section 6.7.        NASDAQ Listing. Amedisys and OPCH shall use reasonable best efforts to cause the OPCH Common Stock issuable under Article III to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 6.8.        Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.9.        Conveyance Taxes. Amedisys and OPCH shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be borne 50% by OPCH, on the one hand, and 50% by Amedisys, on the other hand, when due.

Section 6.10.        Employee Benefits.

(a)         For a period of one (1) year commencing immediately following the Effective Time (or until the termination of the Continuing Employee, if sooner) (the “Continuation Period”), OPCH shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide each individual who, immediately prior to the Effective Time, is employed by Amedisys or any of its subsidiaries (or who provides services to Amedisys or any of its subsidiaries pursuant to an arrangement with a professional employer organization) (each, a “Continuing Employee”) (i) a base salary or hourly wage rate that is not less than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus compensation opportunities (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities) that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities), unless the Continuing Employee’s classification under the Fair Labor Standards Act changes following the date hereof, and (iii) other employee benefits (excluding any employee stock purchase, equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time under the Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter (excluding any employee stock purchase, equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits).

(b)         During the Continuation Period, OPCH shall honor, and shall cause the Surviving Corporation to honor, all Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter and all employment, severance, and termination plans and agreements in effect as of immediately prior to the date hereof and set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter, in each case, in accordance with their terms as in effect immediately prior to the date hereof and shall assume any Amedisys Benefit Plan that requires or contemplates assumption by their terms by an acquirer or successor. To the extent that a Continuing Employee experiences an involuntary termination of employment during the Continuation Period, OPCH shall provide, or cause to be provided, to each such Continuing Employee with severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been entitled under the Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter as in effect immediately prior to the date hereof.

(c)         OPCH hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the severance plans that are Amedisys Benefit Plans and set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter, the Amedisys ESPP, the 2008 Omnibus Incentive Plan and the 2018 Plan, will occur at the Effective Time.

(d)         For purposes of eligibility, vesting (other than vesting of future equity awards), future vacation accruals and determinations of severance amounts (but not (i) for purposes of benefit accrual under any defined benefit pension plan, (ii) to the extent that such credit would result in a duplication of compensation or benefits, or (iii) credit under any plan that is grandfathered or frozen) under each applicable OPCH Benefit Plan that will apply to Amedisys’s employees after the Effective Time (each, a “Replacement Plan”), service with or credited by Amedisys or any of its subsidiaries or predecessors for continuing employees of Amedisys and its subsidiaries shall be treated as service with OPCH to the same extent that such service was taken into account under the analogous Amedisys Benefit Plan prior to the Effective Time. With respect to the participation of any Amedisys employees in any Replacement Plan, OPCH shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply (and were not previously satisfied) under the analogous Amedisys Benefit Plan that such employee participated in prior to the Effective Time and (ii) during the plan year in which the Effective Time occurs provide each such employee and his or her eligible dependents with credit for any co-insurance and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the Replacement Plan) under a Replacement Plan (to the same extent that such credit was given under the analogous Amedisys Benefit Plan that such employee participated in prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Replacement Plan in which such employee first become eligible to participate during the calendar year in which the Effective Time occurs.

(e)         With respect to any accrued but unused personal, sick, vacation time or other paid time off to which any Continuing Employee is entitled pursuant to the policies or individual agreements or other arrangements applicable to such Continuing Employee immediately prior to the Effective Time (the “PTO Policy”), OPCH shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick, vacation time or other paid time off and allow such Continuing Employee to use such accrued personal, sick, vacation time or other paid time off in accordance with the PTO Policy.

(f)         OPCH shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who, as of immediately prior to the date hereof, participates in any annual bonus plan that is set forth on Section 4.1(1)(i) of the Amedisys Disclosure Letter (collectively, the “Bonus Plans”) maintained by Amedisys with respect to Amedisys’s fiscal year (or such shorter performance period) during which the Closing occurs (the “Closing Fiscal Year”) the following: a bonus amount (each, a “Bonus”) to which the Continuing Employee is entitled under the terms in effect as of the date hereof under the Bonus Plans for the Closing Fiscal Year, which shall be (i) no less than the amount payable under the Bonus Plans based on actual performance through the Closing Date (as determined by the Board of Directors of OPCH or the appropriate committee thereof), and (ii) payable in the ordinary course under the terms in effect as of the date hereof under the Bonus Plans; provided, that if a Continuing Employee experiences an involuntary termination by the Surviving Corporation without “Cause” (as such term is defined in the 2018 Plan) prior to the payment of the Bonus, to the extent consistent with Amedisys’s Bonus Plans program as administered in effect as of the Effective Time, such Continuing Employee will be entitled to receive a Bonus amount equal to (i) the Continuing Employee’s Bonus amount payable under the Bonus Plans based on target performance, multiplied by (ii) a fraction, the numerator of which is the number of days that such Continuing Employee was employed with Amedisys and the Surviving Corporation during the applicable performance period prior to the termination date, and the denominator of which is the number of days in the applicable performance period.

(g)         Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Amedisys or any of its subsidiaries any right to continue in the employ or service of the Surviving Corporation, Amedisys, OPCH or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Amedisys, OPCH or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Amedisys or any of its subsidiaries at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, modify or terminate any Amedisys Benefit Plan, Replacement Plan or any other compensation or benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its subsidiaries or affiliates to establish, amend, modify or terminate any Amedisys Benefit Plan, Replacement Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director or consultant of Amedisys or any of its subsidiaries, any right (including any third-party right), benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)         Prior to the Closing Date, Amedisys shall amend its 401(k) plan, with such amendment to be effective prior to the Closing Date, to eliminate future purchases of Amedisys Common Stock (or, following the Closing, OPCH common stock) by participants under the Amedisys 401(k) plan.

Section 6.11.        Section 16(b). Amedisys and OPCH shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of Amedisys (including derivative securities) or acquisitions of equity securities of OPCH (including derivative securities) in connection herewith, by any individual who (a) is a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to Amedisys or (b) at the Effective Time will become a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to OPCH, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12.        Certain Litigation. Each of Amedisys and OPCH shall promptly notify the other of, and cooperate with the other party with respect to, any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its subsidiaries or its or its subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”); provided, that “Transaction Litigation” shall not include any litigation where the parties are adverse to each other or any litigation related to or arising out of a proposal with respect to an Amedisys Alternative Transaction or OPCH Alternative Transaction. Amedisys shall give OPCH the opportunity to reasonably participate (at OPCH’s expense) in (but not control) the defense and settlement of any Transaction Litigation and none of Amedisys nor any of its subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of OPCH (which consent shall not be unreasonably withheld, conditioned or delayed). OPCH shall keep Amedisys reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and will consider in good faith Amedisys’s comments or suggestions with respect to such Transaction Litigation.

Section 6.13.        Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Amedisys shall use its reasonable best efforts to facilitate the commencement of the delisting of Amedisys and of the shares of Amedisys Common Stock from the NASDAQ as promptly as practicable after the Effective Time. Prior to the Effective Time, Amedisys shall not voluntarily delist the Amedisys Common Stock from the NASDAQ.

Section 6.14.        Tax Matters.

(a)         The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment. The parties hereto shall, and shall cause their respective subsidiaries and affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Notwithstanding the foregoing, none of Amedisys, OPCH or any subsidiary thereof shall have any liability or obligation to any direct or indirect holder of Amedisys Common Stock or any direct or indirect holder of OPCH Common Stock should the Merger fail to qualify for the Intended Tax Treatment.

(b)         The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in Applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.

(c)         If, in connection with the preparation and filing of the Form S-4 or the Joint Proxy Statement/Prospectus, the SEC requires that a tax opinion be prepared and submitted (such requirement, a “Tax Opinion Requirement”), Amedisys shall deliver to OPCH a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel as may be reasonably acceptable to OPCH), dated as of the Closing Date, to the effect that the Merger qualifies for the Intended Tax Treatment, and each of the parties shall consider and negotiate in good faith such amendments to this Agreement as may reasonably be required to cause the Merger to qualify for the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment). Amedisys and OPCH will use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Amedisys or OPCH of any opinion relating to the Intended Tax Treatment including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Amedisys or OPCH, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

Section 6.15.        Financing Cooperation.

(a)         The parties acknowledge and agree that, on or prior to the Closing Date, it may be necessary for OPCH (or any one or more of its subsidiaries) to enter into financing transactions (including the raising of new financing in connection with the transactions contemplated by this Agreement) (any such financing transaction, a “Financing Transaction”).  In connection with any Financing Transaction and to the extent reasonably requested by OPCH or Merger Sub on or prior to the Closing Date, Amedisys agrees to promptly (i) use commercially reasonable efforts to assist and cooperate with OPCH with respect to the arrangement, structuring, marketing and execution of any such Financing Transaction, and (ii) provide OPCH such information and documents regarding Amedisys or its subsidiaries as may be reasonably necessary or desirable to consummate any such Financing Transaction; provided that in no event shall Amedisys or its subsidiaries or their respective Representatives be required to execute and deliver any pledge or security documents or certificates, documents or instruments or enter into a definitive Agreement, in each case, with respect to a Financing Transaction, that, in each case, is not contingent upon the Closing Date occurring or would be effective prior to the Closing Date. OPCH and Merger Sub acknowledge and agree that their obligations to consummate the Merger and the other transactions contemplated by this Agreement are not conditioned on the consummation of any Financing Transaction.

(b)         Except as a result of fraud or willful misconduct by Amedisys, its subsidiaries or its or their Representatives, or arising from a material misstatement contained in information relating to Amedisys and its subsidiaries provided in writing by Amedisys, its subsidiaries or its or their Representatives for inclusion in definitive documentation related to a Financing Transaction, OPCH shall indemnify, defend and hold harmless Amedisys and its subsidiaries from and against any and all liabilities, losses, damages, claims, penalties, fines, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors and the cost of all filing fees and printing costs) actually suffered or incurred by them in connection with any cooperation requested by OPCH or required under this Agreement and provided by Amedisys under Section 6.15(a) and any information utilized in connection therewith. In addition, OPCH shall, promptly upon written request by Amedisys, reimburse Amedisys for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees, costs and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the cost of all filing fees and printing costs) incurred by Amedisys or its subsidiaries in connection with any cooperation requested by OPCH or required under Section 6.15(a) and provided by Amedisys under Section 6.15(a). This Section 6.15(b) shall survive the Closing and termination of this Agreement, regardless of whether or not the Merger is consummated, and is intended to benefit, and may be enforced by Amedisys and its subsidiaries, who are each third-party beneficiaries of this Section 6.15(b).

(c)         Notwithstanding any provision in this Section 6.15 to the contrary, nothing in this Section 6.15 shall require (A) any cooperation to the extent that it would, in the good faith determination of Amedisys, unreasonably interfere with the business or operations of Amedisys and its subsidiaries (taken as a whole), (B) Amedisys or any of its subsidiaries to enter into any instrument or contract, or agree to any change or modification to any instrument or contract or take any action with respect to its existing indebtedness prior to the occurrence of the Closing that would be effective if the Closing does not occur, (C) Amedisys or any of its subsidiaries to deliver any notice of prepayment or redemption or similar notice that does not provide that such prepayment or redemption is conditioned upon the occurrence of the Closing, (D) Amedisys, any of its subsidiaries or their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action (except for those that would not become effective until the Closing), (E) Amedisys or any of its subsidiaries to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (F) Amedisys or any of its subsidiaries to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder, (G) Amedisys or any of its subsidiaries to take any action that would conflict with or violate Amedisys’s or any of its subsidiaries’ organizational documents or any applicable Law, or result in a material breach of or material default under any Amedisys Material Contract, (H) Amedisys or any of its subsidiaries to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (I) Amedisys or any of its subsidiaries to provide any information the disclosure of which is prohibited or legally privileged or (J) any Representative of Amedisys or any of its subsidiaries to deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such individual Representative. Notwithstanding anything contained herein to the contrary, any breach of Amedisys or its subsidiaries of their respective obligations under this Section 6.15 shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the conditions set forth in Article VII.

Section 6.16.        Merger Sub Stockholder Consent and Other Transaction Consents. OPCH, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. OPCH shall take all necessary action to cause Merger Sub and the Surviving Corporation to perform their respective obligations under, and in accordance with the terms of, this Agreement.

Section 6.17.        Other Covenants.

(a)         Amedisys shall take the actions set forth on Section 6.17(a) of the Amedisys Disclosure Letter.

(b)         Amedisys and OPCH shall take the actions set forth on Section 6.17(b) of the Amedisys Disclosure Letter.

Article VII
CONDITIONS PRECEDENT

Section 7.1.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger, and the obligation of OPCH to effect the OPCH Charter Amendment, is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:

(a)         Stockholder Approvals. Each of the Amedisys Stockholder Approval and the OPCH Stockholder Approvals shall have been obtained; and

(b)         HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated.

(c)         Other Approvals. Subject to Section 6.17(b) of the Amedisys Disclosure Letter, all approvals listed on Section 7.1(c) of the OPCH Disclosure Letter shall have been obtained.

(d)         No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

(e)         Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)         Stock Exchange Listing. The shares of OPCH Common Stock to be issued in the OPCH Share Issuance shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.2.        Conditions to Obligations of OPCH. The obligation of OPCH to effect the Merger and the OPCH Charter Amendment is further subject to satisfaction or waiver by OPCH, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of Amedisys contained in Section 4.1(a) (Organization, Standing and Corporate Power) (excluding the final sentence thereof), Section 4.1(b)(i) (Corporate Authority), Section 4.1(b)(ii)(A) (Non-Contravention), Section 4.1(c)(iv) (Agreements with Respect to Amedisys Equity Securities), Section 4.1(c)(v) (Stockholder Rights Plans), Section 4.1(d) (Subsidiaries), Section 4.1(t) (Voting Requirements), Section 4.1(u) (Opinion of Financial Advisors) and Section 4.1(v) (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Amedisys contained in Section 4.1(c)(i) (Capitalization) (other than the last sentence thereof) and Section 4.1(c)(ii) (No Other Amedisys Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Amedisys contained in Section 4.1(f)(ii) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Amedisys contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amedisys.

(b)         Performance of Obligations of Amedisys. Amedisys shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Officer’s Certificate. OPCH shall have received an officer’s certificate duly executed by an authorized officer of Amedisys to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3.        Conditions to Obligations of Amedisys. The obligation of Amedisys to effect the Merger is further subject to satisfaction or waiver by Amedisys, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of OPCH contained in Section 4.2(a) (Organization, Standing and Corporate Power) (excluding the final sentence thereof), Section 4.2(b)(i) (Corporate Authority), Section 4.2(b)(ii)(A) (Non-Contravention), Section 4.2(c)(iii) (Agreements with Respect to OPCH Securities), Section 4.2(c)(iv) (Stockholder Rights Plans), Section 4.2(d) (Subsidiaries), Section 4.2(s) (Voting Requirements), Section 4.2(t) (Opinion of Financial Advisors) and Section 4.2(u) (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of OPCH contained in Section 4.2(c)(i) (Capitalization) and Section 4.2(c)(ii) (No Other OPCH Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of OPCH contained in Section 4.2(f)(ii) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of OPCH contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OPCH.

(b)         Performance of Obligations of OPCH. OPCH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Officer’s Certificate. Amedisys shall have received an officer’s certificate duly executed by an authorized officer of OPCH to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.        Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 8.1(e) or Section 8.1(f)) after receipt of the Amedisys Stockholder Approval or the OPCH Stockholder Approvals:

(a)       by mutual written consent of Amedisys and OPCH;

(b)       by either Amedisys or OPCH, if:

(i)         the Merger shall not have been consummated by February 5, 2024 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws or Healthcare Laws or Orders entered thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to May 3, 2024, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

(ii)         the Amedisys Stockholder Approval shall not have been obtained upon a vote taken thereon at the Amedisys Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)         any of the OPCH Stockholder Approvals shall not have been obtained upon votes taken thereon at the OPCH Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv)         (A) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable, or (B) any expiration, termination, authorization or consent from a Governmental Entity required to be obtained pursuant to Section 7.1(b) or Section 7.1(c) shall have been denied and such denial shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if a material breach by such party of any of its obligations under Section 6.3 has been the principal cause of or principally resulted in the issuance of such Order or the denial of such expiration, termination, authorization or consent;

(c)         by OPCH (provided that OPCH is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if Amedisys shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Amedisys or is not cured by the earlier of (x) the Outside Date and (y) forty-five (45) days of written notice thereof from OPCH;

(d)         by Amedisys (provided that Amedisys is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if OPCH shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by OPCH or is not cured by the earlier of (x) the Outside Date and (y) forty-five (45) days of written notice thereof from Amedisys;

(e)         by OPCH, at any time prior to the Amedisys Stockholders Meeting, if the Board of Directors of Amedisys or any committee thereof shall have made an Amedisys Recommendation Change; and

(f)         by Amedisys, at any time prior to the OPCH Stockholders Meeting, if the Board of Directors of OPCH or any committee thereof shall have made an OPCH Recommendation Change.

Section 8.2.        Effect of Termination.

(a)         In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5, Section 6.15(b) and Article IX shall survive any such termination of this Agreement and no such termination shall relieve any party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b)         If this Agreement is terminated:

(i)         by OPCH pursuant to Section 8.1(e) (Amedisys Recommendation Change), or by either OPCH or Amedisys pursuant to Section 8.1(b)(ii) (Amedisys Stockholder No Vote) and, immediately prior to the Amedisys Stockholders Meeting, OPCH would have been entitled to terminate this Agreement pursuant to Section 8.1(e) (Amedisys Recommendation Change);

(ii)         by OPCH or Amedisys pursuant to Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(ii) (Amedisys Stockholder No Vote) and, in each case,

(A)         at or prior to the Amedisys Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii) (Amedisys Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date) there shall have been publicly made to the stockholders of Amedisys generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Amedisys Alternative Transaction; and

(B)         within twelve (12) months of termination of this Agreement, Amedisys or any of its subsidiaries enters into a definitive agreement with any Amedisys Third Party with respect to any Amedisys Alternative Transaction or any Amedisys Alternative Transaction is consummated; or

(iii)         by OPCH pursuant to Section 8.1(c) (Breach of Amedisys Representations or Covenants) and,

(A)         at or prior to the time of such termination there shall have been publicly made to the stockholders of Amedisys generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Amedisys Alternative Transaction; and

(B)         within twelve (12) months of termination of this Agreement, Amedisys or any of its subsidiaries enters into a definitive agreement with any Amedisys Third Party with respect to any Amedisys Alternative Transaction or any Amedisys Alternative Transaction is consummated, then Amedisys shall pay to OPCH, not later than, in the case of clause (i), two business days after the date of termination of this Agreement, and in the case of clause (ii), two business days after the earlier of the date the agreement with respect to the Amedisys Alternative Transaction is entered into and the date the Amedisys Alternative Transaction is consummated, a termination fee of one-hundred and six million dollars ($106,000,000) (such dollar amount, the “Termination Fee Amount,” and such fee, the “Amedisys Termination Fee”); provided that, for purposes of this Section 8.2(b), the term “Amedisys Alternative Transaction” shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”.

(c)         If this Agreement is terminated:

(i)         by Amedisys pursuant to Section 8.1(f) (OPCH Recommendation Change), or by either Amedisys or OPCH pursuant to Section 8.1(b)(iii) (OPCH Stockholder No Vote) and, immediately prior to the OPCH Stockholders Meeting, Amedisys would have been entitled to terminate this Agreement pursuant to Section 8.1(f) (OPCH Recommendation Change);

(ii)         by Amedisys or OPCH pursuant to or Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(iii) (OPCH Stockholder No Vote) and, in each case:

(A)         at or prior to the OPCH Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) (OPCH Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date), there shall have been publicly made to the stockholders of OPCH generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an OPCH Alternative Transaction; and

(B)         within twelve (12) months of termination of this Agreement, OPCH or any of its subsidiaries enters into a definitive agreement with any OPCH Third Party with respect to any OPCH Alternative Transaction or any OPCH Alternative Transaction is consummated; or

(iii)         by Amedisys pursuant to Section 8.1(c) (Breach of OPCH Representations or Covenants) and,

(A)         at or prior to the time of such termination there shall have been publicly made to the stockholders of OPCH generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an OPCH Alternative Transaction; and

(B)         within twelve (12) months of termination of this Agreement, OPCH or any of its subsidiaries enters into a definitive agreement with any OPCH Third Party with respect to any OPCH Alternative Transaction or any OPCH Alternative Transaction is consummated, then OPCH shall pay to Amedisys, not later than, in the case of clause (i), two business days after the date of termination of this Agreement, and in the case of clause (ii), two business days after the earlier of the date the agreement with respect to the OPCH Alternative Transaction is entered into and the date the OPCH Alternative Transaction is consummated, a termination fee equal to the Termination Fee Amount (the “OPCH Termination Fee”); provided that, for purposes of this Section 8.2(c), the term “OPCH Alternative Transaction” shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”.

(d)         Any Amedisys Termination Fee or OPCH Termination Fee payable under Section 8.2(b) or Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth therein. If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) or Section 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e)         Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder or with respect to claims pursuant to the Confidentiality Agreement), in the event that any Amedisys Termination Fee or OPCH Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Amedisys Termination Fee or OPCH Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates, and (ii) in no event will the party being paid any Amedisys Termination Fee or OPCH Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall any party be required to pay an Amedisys Termination Fee or OPCH Termination Fee, as applicable, on more than one occasion.

Section 8.3.        Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Amedisys Stockholder Approval or the OPCH Stockholder Approvals; provided that any amendment of this Agreement that requires approval by the stockholders of Amedisys or approval by the stockholders of OPCH under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4.        Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the first proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Amedisys or OPCH shall require the approval of the stockholders of Amedisys or OPCH, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
GENERAL PROVISIONS

Section 9.1.        Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to OPCH or Merger Sub to:

Option Care Health, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attention:         General Counsel

Email:                [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:         Sarkis Jebejian, P.C.

   Carlo Zenkner, P.C.

   Alexandra Gallogly

Email:                sarkis.jebejian@kirkland.com

                             carlo.zenkner@kirkland.com

                             alexandra.gallogly@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:        Mark A. Fennell, P.C.

Email:                mark.fennell@kirkland.com

if to Amedisys, to:

Amedisys, Inc.

3854 American Way, Suite A

Baton Rouge, LA 70816

Attention:          Richard Ashworth

   Jennifer Griffin

Email:                 [***]

   [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:         Krishna Veeraraghavan

   Kyle T. Seifried

Email:

   kveeraraghavan@paulweiss.com

   kseifried@paulweiss.com

Section 9.3.        Definitions. For purposes of this Agreement:

(a)         “2018 Plan” means Amedisys’s 2018 Omnibus Incentive Compensation Plan.

(b)         “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(c)         “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery;

(d)         “Amedisys Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit sharing, phantom stock, severance, retention, salary continuation, employment, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is or has been sponsored, maintained or contributed to by Amedisys or any of its subsidiaries or which Amedisys or any of its subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Amedisys or any of its subsidiaries has any liability, but excluding any Multiemployer Plan;

(e)         “Amedisys ESPP” means the Amended and Restated Amedisys Composite Employee Stock Purchase Plan, as may be amended from time to time;

(f)         “Amedisys Provider JVs” means those certain joint ventures listed on Section 9.3(f) of the Amedisys Disclosure Letter;

(g)         “Amedisys Stock Plans” means, collectively, (i) the 2008 Omnibus Incentive Plan of Amedisys, (ii) the 2018 Plan, in each case, as amended or restated from time to time, (iii) the Amedisys ESPP and (iv) any other plan or arrangement pursuant to which compensatory equity awards have been granted by Amedisys or any of its subsidiaries;

(h)         “business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close;

(i)         “Code” means the Internal Revenue Code of 1986;

(j)         “Common Stock Increase” means the increase in the number of authorized shares of OPCH Common Stock from 250,000,000 to 500,000,000;

(k)         “Confidentiality Agreement” means the confidentiality agreement set forth on Section 9.3(k) of the OPCH Disclosure Letter.

(l)         “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(m)         “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19;

(n)         “Double-Trigger Protections” means the double-trigger protections set forth in Section 22 of the 2018 Plan, as in effect immediately prior to the date hereof, which provides for accelerated vesting of outstanding Amedisys Equity Awards if a Participant experiences a Qualifying Event within two years following a Change in Control (as each such term is defined therein) of Amedisys, subject to and in accordance with the terms therein and any award agreement in respect of such Amedisys Equity Awards;

(o)         “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, public or worker health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;

(p)         “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

(q)         “ERISA” means the United States Employee Retirement Income Security Act of 1974;

(r)         “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was, at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(s)         “Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection);

(t)         “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicare Advantage, Medicaid, Managed Medicaid and Medicaid waiver programs, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Entity and any successor programs thereto;

(u)         “Harmful Code” means any computer software viruses, time bombs, Trojan horses, ransomware, spyware, adware or scareware or other similar software designed to assault, vandalize, disrupt, damage, disable, hack into, incapacitate, infiltrate, slow or shut down a computer system.

(v)         “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, under any Environmental Law;

(w)         “Healthcare Laws” means all Applicable Laws relating to healthcare delivery, regulatory, and reimbursement matters, including but not limited to: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (b) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; (e) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law,” and its state law counterparts; (f) 31 U.S.C. §§ 3729- 3733, which is commonly referred to as the “federal False Claims Act”; (g) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (h) 41 U.S.C. §§ 51-58 (the Anti-Kickback Act of 1986,); (i) 18 U.S.C. § 1952 (the Travel Act); (j) HIPAA (as defined herein); (k) Applicable Laws relating to participation in or submission of claims to Payors; (l) the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001 et seq., as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152), together with implementing regulations and any other rules or regulations promulgated thereunder; (m) 18 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act of 2018), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347); (n) the Deficit Reduction Act of 2005; (o) 21 C.F.R. §§ 301 et seq. (the Food, Drug, and Cosmetic Act); (p) the Improving Medicare Post-Acute Care Transformation Act of 2014; (q) all federal, state or local statute or regulations relevant to mail fraud, wire fraud, false statements or claims; (r) survey, certification, and standards as each relates to eligibility to obtain authorizations of Governmental Entities required to participate in Payor programs and medical necessity or physician certification; (s) Medicare program conditions of participation and conditions of payment and the CMS Acute Hospital Care at Home Waiver Program; (t) all Applicable Laws relating to Healthcare Permits, including specifically the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), Drug Enforcement Agency registrations, local licensing, accreditation, regulatory, certificate of need, recordkeeping, referrals, quality, and safety Laws and Applicable Laws relating to mandatory reporting; (u) all Applicable Law relating to fee splitting and the corporate practice of medicine, nursing, or any other learned or licensed healthcare professions and the employment of licensed or learned professionals by non-professional entities; (v) all Applicable Law relating to advertising or marketing of healthcare items or services; and (w) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (x) all Applicable Laws concerning the administration, ordering, storage, security or prescribing of controlled substances, the federal Controlled Substances Act, 21 U.S.C. 13 et seq.; and (y) all similar state Applicable Law counterparts to the foregoing, and the rules and regulations promulgated thereunder, each as may be amended from time to time;

(x)         “Healthcare Permits” means any and all licenses, Permits, certifications, authorizations, exemptions, waivers, Governmental Health Program enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, permits of approval, consents, supplier or provider numbers, qualifications, operating authority, approvals or clearances, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law;

(y)         “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) for purposes of this Agreement, the applicable state laws regarding patient privacy and the security, use and disclosure of healthcare records;

(z)         “Intellectual Property” means all intellectual and industrial proprietary and property rights, including: (i) patents, patent applications, patent disclosures, invention disclosures and inventions (regardless of whether patentable and regardless of whether reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, company names, corporate names, or other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof, together with all goodwill associated with the foregoing; (iii) works of authorship, whether copyrightable or not, all derivatives, translations and adaptations thereof, copyrights (whether registered or unregistered) therein and thereto and all renewals, extensions, restorations and reversions thereof, and all common Law and moral rights therein; (iv) Internet domain names and social media identifiers; (v) rights in software and computer programs (in both source code and object code form) and documentation and manuals therefor; (vi) databases and data compilations; and (vii) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information;

(aa)        “IT Assets” means all computers, software, firmware, computer hardware, middleware, servers, networks, workstations, routers, hubs, switches, information, telecommunications systems, data communications lines, peripherals and computer systems, and other information technology equipment, systems, or platforms;

(bb)       “knowledge” means, with respect to OPCH or Amedisys, as applicable, the actual knowledge of OPCH’s or Amedisys’s, as applicable, Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Information Officer and Chief Human Resources Officer (or equivalent officer);

(cc)        “Labor Agreement” means any collective bargaining agreement or similar labor-related contract with any labor union, labor organization, or works council;

(dd)        “Material Adverse Effect” on Amedisys or OPCH means any change, event or development (each, a “Change”) that has had, or would reasonably be expected to have, individually, or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Amedisys and its subsidiaries, taken as a whole, or OPCH and its subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Amedisys or OPCH, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or OPCH, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Amedisys or OPCH, respectively, and their respective subsidiaries, with customers, suppliers or partners, or compliance with or performance of this Agreement (except that this clause (iii) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) (Corporate Authority) and Section 4.1(b)(iii) (Non-Contravention), in the case of Amedisys, and Section 4.2(b)(ii) (Corporate Authority) and Section 4.2(b)(iii) (Non-Contravention), in the case of OPCH or, in each case, the conditions related thereto), (iv) any change, in and of itself, in the market price or trading volume of the securities of Amedisys or OPCH, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or OPCH, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change in Applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes generally affecting the industries in which Amedisys or OPCH operates, (ix) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof, (x) any Transaction Litigation, (xi) any action (A) specifically required to be taken by Amedisys or OPCH pursuant to this Agreement, (B) taken (or failure to be taken) by Amedisys or OPCH at the written direction of OPCH or Amedisys, respectively or (C) taken with the prior written consent of the other party or (xii) any action required by Section 6.3; provided that the exclusions in clauses (i), (v), (vi), (vii), (viii) and (ix) shall not apply to the extent the Changes set forth therein have a disproportionate impact on Amedisys and its subsidiaries, or OPCH and its subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Amedisys and its subsidiaries, or OPCH and its subsidiaries (without giving effect to the Merger), respectively, operate;

(ee)        “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(ff)         “Open Source Software” means any software that is distributed as “free software” or as “open source software” or under any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including any software licensed under or subject to the GNU General Public License or the GNU Affero General Public License;

(gg)        “OPCH Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit-sharing severance, retention, salary continuation, employment, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is or has been sponsored, maintained or contributed to by OPCH or any of its subsidiaries or which OPCH or any of its subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which OPCH or any of its subsidiaries has any liability, but excluding any Multiemployer Plan;

(hh)       “OPCH Equity Awards” means the OPCH Options, the OPCH RSU Awards, and the OPCH PSU Awards;

(ii)          “OPCH Option” means a compensatory option to purchase shares of OPCH Common Stock;

(jj)         “OPCH PSU Award” means an award of performance-based vesting restricted stock units relating to OPCH Common Stock;

(kk)        “OPCH RSU Award” means an award of time-based vesting restricted stock units relating to OPCH Common Stock;

(ll)          “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent);

(mm)      “Payor” means any Governmental Health Program (including Medicare Advantage plan and Medicaid managed care plan) and any other healthcare service plan, health maintenance organization, health insurer, physician hospital organization, or private, commercial, or governmental third-party payor.

(nn)       “PCI DSS” means the Payment Card Industry Data Security Standard and related card brand rules.

(oo)       “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Amedisys Filed SEC Documents or OPCH Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Amedisys or OPCH, as the case may be, with respect to which Amedisys or OPCH, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Amedisys or OPCH, as the case may be, in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Amedisys or OPCH, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (v) Liens arising from non-exclusive licenses of Intellectual Property in the ordinary course of business, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Amedisys or OPCH, as the case may be, in the ordinary course of business, (vii) leases, subleases, licenses and occupancy agreements by Amedisys or OPCH, as the case may be, as landlord, sublandlord or licensor and (viii) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord;

(pp)       “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including any Governmental Entity;

(qq)        “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual or household, or includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar terms applicable under any Privacy and Security Requirements;

(rr)         “Privacy and Security Requirements” means, to the extent applicable: (i) all Privacy Laws; (ii) all Privacy Contracts; and (iii) all Privacy Policies.

(ss)        “Privacy Contracts” means the terms of all contracts, as entered into by Amedisys or its subsidiaries or OPCH or its subsidiaries (as applicable), with any person that relating to the Processing of Personal Data.

(tt)         “Privacy Laws” means: (i) all Applicable Laws concerning any Processing of Personal Data, the privacy, confidentiality, security, or breach of Personal Data, including: HIPAA; state privacy, data security, and breach notification Laws, and state social security number protection Laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the California Online Privacy Protection Act; the California Consumer Privacy Act and other state consumer privacy laws; and (ii) PCI DSS.

(uu)       “Privacy Policies” means all written external notices and policies by which Amedisys or its subsidiaries or OPCH or its subsidiaries (as applicable) is bound, to the extent relating to privacy, security, data protection, or any notifications of Security Breaches, other data security incidents or violations of any Privacy and Security Requirements, and the Processing of Personal Data.

(vv)       “Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), analysis, storage, retention, structuring, recording, organization, consultation, de-identification, re-identification, maintenance, processing, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or any other operation or set of operations performed on data or sets of data (including Personal Data), whether electronically or in any other form or medium and whether or not by automatic means.

(ww)      “Release” means any release, spill, pumping, pouring, emptying, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;

(xx)        “Qualifying Event” has the meaning set forth in the 2018 Plan;

(yy)       “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person;

(zz)        “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Sudan and Syria) or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii);

(aaa)      “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom;

(bbb)     “Security Breach” means any (i) “Breach” of “Unsecured Protected Health Information” (as such terms are defined by HIPAA), (ii) material “Security Incident” (as defined by HIPAA), or (iii) “breach,” “breach of security,” “breach of system security,” or similar event as defined under Applicable Law, including any such incident that would require notification to any Governmental Entity or other person of such incident under Privacy Laws.

(ccc)      “subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person;

(ddd)     “Stimulus Funds” means any grant or other funds received by Amedisys or any subsidiary from any CARES Act (as amended), Families First Coronavirus Response Act and Health Care Enhancement Act stimulus fund programs, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, Medicare Accelerated and Advance Payments Program, or from the U.S. Department of Health and Human Services Provider Relief Fund.

(eee)      “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes that are filed or required to be filed with a Taxing Authority;

(fff)        “Taxes” means all taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, escheat or unclaimed property, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever in the nature of a Tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;

(ggg)     “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes; and

(hhh)     “Willful Breach” means a material breach or failure to perform that is the consequence of an intentional act or omission of a party with the knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 9.4.        Interpretation.

(a)         When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. The phrase “made available” when used in reference to anything made available by Amedisys or any of its Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Amedisys or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. The phrase “made available” when used in reference to anything made available by OPCH, Merger Sub or any of their respective Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of OPCH or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b)         Except with respect to Section 6.6, whenever a consent or approval of Amedisys or OPCH is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

Section 9.5.        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6.        Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among OPCH, Merger Sub and Amedisys with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4 or Section 6.15(b) and (ii) from and after the Effective Time, the right of the holders of Amedisys Common Stock or Amedisys Equity Awards to receive such consideration as provided for in Article III.

Section 9.7.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8.        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.9.        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10.        Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11.        Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.12.        Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.14.        Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its subsidiaries and controlled affiliates, acknowledges and irrevocably agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any source of debt financing in connection with a Financing Transaction (such person, together with its affiliates and Representatives, a “Debt Financing Source”) arising out of or relating to this Agreement, a debt Financing Transaction or any commitment letter related thereto or the performance thereof or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal Court), and any appellate court from thereof, (ii) that any such legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of Section 9.9 shall apply to any such legal action and (v) that the Debt Financing Sources are express third party beneficiaries of this Section 9.14. Amedisys, on behalf of itself and any of its subsidiaries, Representatives and affiliates thereof, covenants and agrees that the Debt Financing Sources shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability or otherwise) to Amedisys or any of its subsidiaries, Representatives or affiliates thereof, arising out of or relating to this Agreement or any debt financing. It is also hereby agreed that in no event will Amedisys or its subsidiaries, Representatives or affiliates thereof be entitled to specific performance of any commitment letter or similar agreement entered into by OPCH or Merger Sub for any debt financing against the Debt Financing Sources providing such debt financing. Notwithstanding anything else to the contrary herein, the provisions of this Section 9.14 may not be amended, modified or supplemented in any manner adverse to a Debt Financing Source without the prior written consent of each related Debt Financing Source. For the avoidance of doubt, nothing in this Section 9.14 shall limit the rights of OPCH or Merger Sub (or, after the Closing, the Surviving Corporation or any of its subsidiaries) against the Debt Financing Sources under any debt commitment letter or the agreements, if any, pertaining to any such debt financing.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

OPTION CARE HEALTH, INC.

By:	/s/ John C. Rademacher
Name: John C. Rademacher
Title: President and Chief Executive Officer

UINTAH MERGER SUB, INC.

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer

[Signature Page to Merger Agreement]

AMEDISYS, INC.

By:	/s/ Richard Ashworth
Name: Richard Ashworth
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

FORM OF OPCH CHARTER AMENDMENT

[see attached]

CERTIFICATE OF AMENDMENT
OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

OPTION CARE HEALTH, INC.

* * * * *

Option Care Health, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST. That the name of the Corporation is Option Care Health, Inc.

SECOND. That the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation be, and hereby is, amended by replacing Article Four, Section 1 thereof with the following:

“ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 512,500,000 shares, consisting of two classes as follows:

1.	12,500,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2.	500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.”

THIRD. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation on this [●] day of [●], 2023.

OPTION CARE HEALTH, INC.
a Delaware corporation

By:
Name:
Its:

A-1

Exhibit B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[see attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AmedIsYs, Inc.

ARTICLE One

The name of the corporation is Amedisys, Inc. (hereinafter called the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE Four

The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of common stock, with a par value of $0.0001 per share.

ARTICLE Five

The directors shall have the power to adopt, amend or repeal Bylaws, except as may otherwise be provided in the Bylaws.

ARTICLE Six

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Seven

Section 1. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 2. Indemnification.

(a)         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)         To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)         Any indemnification under subsections (a) and (b) of this Section 2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 2. Such determination shall be made (1) by the Board of Directors of the Corporation (“Board of Directors”) by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)         Expenses (including attorneys’ fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article Seven. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f)         The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article Seven shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)         The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Seven.

(h)         For purposes of this section references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)         The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Seven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE Eight

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors of the Corporation are granted subject to such reservation.

Exhibit C

FORM OF BYLAWS OF THE SURVIVING CORPORATION

[see attached]

AMENDED AND RESTATED BYLAWS

OF

AMEDISYS, INC.

A Delaware Corporation

ARTICLE I
OFFICES

Section 1.     Registered Office. The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors of the Corporation (the “board of directors”).

Section 2.     Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.      Place and Time of Meetings. An annual meeting of the stockholders of the Corporation shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by resolution of the board of directors. Only stockholders entitled to vote at an annual meeting shall have the right to attend such annual meeting.

Section 2.     Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board of directors vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by a majority of the members of the board of directors, or upon the written request to the Corporation of holders of shares entitled to cast not less than 50% of the outstanding shares of the Corporation’s voting stock. Only stockholders entitled to vote at a special meeting shall have the right to attend such special meeting.

Section 3.     Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the meeting shall be held telephonically or at the principal executive office of the Corporation.

Section 4.     Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person or his or her proxy at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of this Section 4, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 5.     Stockholders List. The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6.      Quorum. Except as otherwise provided by applicable law or by the Corporation’s certificate of incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.

Section 7.     Adjourned Meetings. When a meeting of the stockholders is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.      Vote Required. When a quorum is present, the affirmative vote of the majority of shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9.      Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Corporation’s certificate of incorporation and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or representing by proxy for each share of stock entitled to vote held by such stockholder.

Section 10.   Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 11.   Action by Written Consent. Unless otherwise provided in the Corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock of the Corporation having not less than a majority of the shares of the Corporation entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this Section 11 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by this Section 11, written consents signed by the holders of a sufficient number of shares of the Corporation to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Section 12.   Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Corporation’s certificate of incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares of the Corporation which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

ARTICLE III
DIRECTORS

Section 1.      General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

Section 2.     Number, Election, Voting Rights and Term of Office. The number of directors shall be established by the board of directors from time to time but shall not be less than one. The directors shall be elected by a majority of the votes of the shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.     Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series of stock of the Corporation are entitled to elect one or more directors by the provisions of the Corporation’s certificate of incorporation, the provisions of this Section 3 shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series of stock of the Corporation and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the Corporation.

Section 4.     Vacancies. Except as otherwise provided by the Corporation’s certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of the holders of a majority of the shares entitled to vote thereon or by a majority of the members of the board of directors then in office. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5.     Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 6.     Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the chairman or a majority of the members of the board of directors then in office on at least four days (if the meeting is to be held in person) or two days (if the meeting is to be held by telephone communications or video conference) notice to each director, either personally, by telephone, by mail, by e-mail, or by telegraph with a sufficient time for the convenient assembly (including, without limitation, in accordance with Section 10 of this Article III) of the directors thereat.

Section 7.      Quorum, Required Vote and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the total number of directors then appointed to the board of directors shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat shall adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.     Committees. The board of directors may, by resolution passed by a majority of the total number of directors then appointed to the board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the Corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9.     Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10.   Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board of directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 10 shall constitute presence in person at the meeting.

Section 11.   Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12.   Action by Written Consent. Unless otherwise restricted by the Corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee.

Section 13.   Fees and Compensation. Unless otherwise restricted by the Corporation’s certificate of incorporation or these bylaws, the members of the board of directors may, if it so desires, authorize members of the board of directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the board of directors. Such compensation may, in the board of directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the board of directors. Directors who are officers or employees of the Corporation may receive, if the board of directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV
OFFICERS

Section 1.   Number. The officers of the Corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person, except that no person may simultaneously hold the office of president and secretary. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2.  Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.  Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV (the “principal officers”), the Corporation may have one or more assistant treasurers, one or more assistant secretaries and such other officers (“subordinate officers”), agents and employees as the board of directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the president, the chief executive officer, if any, or the board of directors may from time to time designate. The board of directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.  Removal. Any officer or agent elected by the board of directors may be removed by an affirmative vote of the majority of the board of directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.  Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 6.  Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 7.  Power and Duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the board of directors and as may be delegated by the president or the chief executive officer, if any, without limiting the foregoing.

Section 8.  The Chairman of the Board of Directors. The chairman of the board of directors, if one shall have been elected, shall be a member of the board of directors and, if present, shall preside at each meeting of the board of directors or shareholders. The chairman of the board of directors, in his or her capacity as the chairman of the board of directors, shall not have any of the rights, powers or obligations of an officer of the Corporation, unless he or she is appointed as an officer of the Corporation by the board of directors.

Section 9.    The Chief Executive Officer. In the absence of the chairman of the board of directors or if a chairman of the board of directors shall have not been elected, the chief executive officer, if any, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer, if any, shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 10.   The President. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all the restrictions of the chief executive officer. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors, the chief executive officer or as may be provided in these bylaws.

Section 11.   Vice-Presidents. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall perform such other duties and have such other powers as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe.

Section 12.  The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, if any, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, if any, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 13.  The Chief Financial Officer and Assistant Treasurer. The chief financial officer, if any, shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the board of directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the Corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe. The assistant treasurer, if any, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer or chief financial officer may, from time to time, prescribe.

Section 14.   Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 15.  Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1.   Indemnification and Insurance. In addition to the indemnification rights provided in the Corporation’s certificate of incorporation:

(a)        Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement)reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this Section 1, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in these bylaws shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in such persons capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these bylaws or otherwise.

(b)         To obtain indemnification under these bylaws, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

(c)         If a claim under paragraph (a) of this Section 1 is not paid in full by the Corporation within 30 days after a written claim pursuant to paragraph (b) of this Section 1 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)         If a determination shall have been made pursuant to paragraph (b) of this Section 1, the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this Section 1.

(e)         The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this Section 1 that the procedures and presumptions of these bylaws are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of these bylaws.

(f)         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in these bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Corporation’s certificate of incorporation, these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of these bylaws shall in anyway diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(g)         The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this Section 1, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(h)         The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of these bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(i)         If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of these bylaws (including, without limitation, each portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of these bylaws (including, without limitation, each such portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(j)           For purposes of these bylaws:

(i)         “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii)         “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under these bylaws.

(k)         Any notice, request or other communication required or permitted to be given to the Corporation under these bylaws shall be in writing and either delivered in person or sent by overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VI
CAPITAL STOCK

Section 1. Certificate of Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice chairman of the board of directors, chief executive officer, or the president or vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the board of directors shall by resolution so authorize, the signature of such chairman of the board of directors, president, vice president, treasurer, secretary, assistant treasurer or assistant secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.

Section 2.   Stock Ledger. A record shall be kept by the secretary, transfer agent or by any other officer, employee or agent of the Corporation designated by the board of directors of the name of the person, firm or corporation holding the stock represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.

Section 3.   Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article VI.

Section 4.   Transfer of Stock. Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article VI, and on surrender of the certificate or certificates for at least the same number of shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the secretary of the Corporation, shall be so expressed in the entry of transfer.

Section 5.   Regulations. The board of directors may, by resolution or resolutions, make such rules and regulations as it may deem expedient, not inconsistent with the Corporation’s certificate of incorporation or these bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. The board of directors may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 6.   Last, Stolen, Mutilated or Destroyed Certificates. As a condition to the issue of a new certificate of stock in the Corporation in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the board of directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the board of directors, if required. The board of directors, in its discretion, may authorize the issuance of such new certificate without any bond when in its judgment it is proper to do so.

Section 7.   Record Date. The board of directors may fix a date (which shall not precede the date upon which the resolution fixing the record date is adopted) in advance of, not exceeding 60 days preceding, the date of any meeting of stockholders (and in such case not less than 10 days before the date of such meeting), or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any exercise of any rights, change or conversion or exchange of capital stock shall go into effect or a date in connection with obtaining any written consent to corporate action without a meeting (and in such case not more than 10 days after the date on which the resolution fixing the record date is adopted by the board of directors), as a record date for the determination of the stockholders entitled to notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of any dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or to give such written consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any record date so fixed. If no record date is set by the board of directors then the record date shall, unless otherwise required by law, be determined as follows:

(a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and

(c) the record date for determining stockholders for any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or any other purpose, shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 8. Issue of New Shares or Sale of Treasury Stock. Shares of the capital stock of the Corporation which have been authorized but not issued, and treasury shares, may be issued or sold from time to time and for such consideration, not less than the par value thereof, as may be determined by the board of directors.

ARTICLE VII
GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the Corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation legally available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 4 contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year end for the Corporation shall be on December 31 of each calendar year, unless otherwise fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal that shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned by Corporation. Voting securities in any other corporation held by the Corporation shall be voted by the chairman of the Corporation, unless the board of directors confers other authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer of the Corporation. Any person authorized to vote such securities in any other corporation on behalf of the Corporation shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger and a list of its stockholders and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9.    Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law the provisions of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

Except as expressly provided otherwise by the General Corporation Law of the State of Delaware, the Corporation’s certificate of incorporation or any other provision of these bylaws, these bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal these bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

Exhibit D

MERGER SUB WRITTEN CONSENT

[see attached]

WRITTEN CONSENT
OF
THE SOLE STOCKHOLDER
OF
UINTAH MERGER SUB, inc.

May 3, 2023

The undersigned, being the sole stockholder (the “Sole Stockholder”) of Uintah Merger Sub, Inc., a Delaware corporation (the “Corporation”), hereby, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), consents to and approves the following resolution and each and every action effected thereby.

Merger of the Corporation with and into the Company

WHEREAS, the Board of Directors of the Corporation has (a) approved an Agreement and Plan of Merger (the “Agreement”), to be entered into by and among the Sole Stockholder, the Corporation and Amedisys, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, the Corporation shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of the Stole Stockholder, in accordance with the DGCL, and upon the terms and subject to the conditions in the Agreement, and (b) determined that the Agreement and the other transactions contemplated by the Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Corporation and the Sole Stockholder;

WHEREAS, the Board of Directors has submitted the Agreement to the Sole Stockholder of the Corporation for adoption in accordance with the applicable provisions of the DGCL, and has recommended the adoption of the Merger Agreement by the Sole Stockholder; and

WHEREAS, the Sole Stockholder has deemed the Merger and the other transactions contemplated by the Agreement to be advisable and fair to, and in the best interests of, the Corporation and the Sole Stockholder.

NOW, THEREFORE, BE IT RESOLVED, that the form, terms and conditions of the Agreement be and hereby are irrevocably adopted in accordance with the DGCL, the Corporation’s Certificate of Incorporation and the Corporation’s Bylaws; and

FURTHER RESOLVED, that this written consent may be executed by facsimile or other electronic transmission (including in Adobe PDF format), which will be as effective as delivery of a manually executed counterpart to this written consent.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the undersigned has executed this written consent as of May 3, 2023.

OPTION CARE HEALTH, INC.

By:
Name:
Title:

[Signature Page to Written Consent of Sole Stockholder of Uintah Merger Sub, Inc. adopting the Merger Agreement]

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